SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GREIF, INC.

(Name of Registrant as Specified in Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement)

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GREIF, INC.

425 Winter Road

Delaware, Ohio 43015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Greif, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Greif, Inc. (the “Company”) will be held at its principal executive offices, 425 Winter Road, Delaware, Ohio 43015, on February 24, 2014, at 10:00 A.M., Eastern Time, for the following purposes:

1.	To elect ten directors to serve for a one-year term;

2.	To consider and vote upon a proposal to amend a material term of the Company’s Amended and Restated Long-Term Incentive Compensation Plan and to reaffirm the material terms of such plan;

3.	To conduct an advisory vote on a resolution to approve the compensation, as disclosed in the Compensation Discussion and Analysis section and compensation tables, as well as the other narrative executive compensation disclosures, contained in the Proxy Statement accompanying this Notice, of the Company’s named executive officers identified in such Proxy Statement; and

4.	To transact such other business as may properly come before the meeting or any and all adjournments.

Only stockholders of record of the Class B Common Stock at the close of business on December 20, 2013, will be entitled to vote.

Whether or not you plan to attend this meeting, we hope that Class B stockholders will sign the enclosed proxy(s) and return them promptly in the enclosed envelope or vote by internet at www.proxyvote.com or by phone at +1 800 690 6903. If you are able to attend the meeting and wish to vote in person, at your request we will cancel your proxy.

Gary R. Martz
Secretary

January 9, 2014

Page
Proxy Statement	1
Proxies and Voting	1
Proposal No. 1 — Election of Directors	2
Biographies of Director Nominees	2
Directors Attendance at Annual Meeting of Stockholders	5
Proposal No. 2 — Modification of a Material Term of the Amended and Restated Long Term Incentive Compensation Plan and Reaffirmation of the Material Terms of Such Plan	5
Summary of the Long Term Incentive Compensation Plan	6
Proposal No. 3 — Advisory Vote on Compensation of Named Executive Officers	8
Board of Directors and Committees	8
Board Meetings	8
Board Leadership Structure	9
Board Committees and Committee Meetings	10
Board’s Role in Risk Management Oversight	11
Corporate Governance	12
Communications with the Board	12
Executive Sessions of Non-Management Directors	12
Director Independence	12
Nomination of Directors	13
Availability of Corporate Governance Documents	15
Security Ownership of Certain Beneficial Owners and Management	16
Executive Officers of the Company	20
Section 16(a) Beneficial Ownership Reporting Compliance	21
Compensation Committee Interlocks and Insider Participation	21
Compensation Committee	22
Compensation Committee Report	23
Compensation Discussion and Analysis	24
Compensation Policies and Philosophies	24
Elements of Compensation	26
2013 Performance Reviews of Chief Executive Officer and Other Named Executive Officers	34
Compensation of the Chief Executive Officer and Other Named Executive Officers	35
Executive Compensation Advisory Votes	36
Summary Compensation Table	37
Grants of Plan-based Awards	40
Stock-based Compensation	41
Equity Compensation Plan Information	41
Outstanding Equity Awards at Fiscal Year-End	43
Option Exercises and Stock Vested	44
Pension Benefits	44
Non-Qualified Deferred Compensation	45
Potential Payments Upon Termination or Change in Control	45
Employment and Noncompetition Agreements	45
Director Compensation Arrangements	45
Audit Committee	48
Report of the Audit Committee	49
Audit Committee Pre-Approval Policy	51
Independent Auditor Fee Information	51
Certain Relationships and Related Party Transactions	53
Stockholder Proposals	53
Other Matters	54

i

GREIF, INC.

425 Winter Road

Delaware, Ohio 43015

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 24, 2014

To the Stockholders of Greif, Inc.:

This Proxy Statement is being furnished to all stockholders of Greif, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Annual Meeting of Stockholders scheduled to be held on February 24, 2014, at 10:00 A.M., Eastern Time, at the Company’s principal executive offices, 425 Winter Road, Delaware, Ohio 43015. It is anticipated that this Proxy Statement and form of proxy will first be sent to the stockholders on or about January 9, 2014.

PROXIES AND VOTING

This Proxy Statement is being furnished to Class B stockholders of the Company, the only class of stockholders entitled to vote at the Annual Meeting of Stockholders, in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies that will be used at the Annual Meeting of Stockholders. Class A stockholders are not entitled to vote at the Annual Meeting of Stockholders. Therefore, this Proxy Statement is being furnished to Class A stockholders for informational purposes only and no proxy is being solicited from them.

At the Annual Meeting of Stockholders, the Class B stockholders will vote upon the election of ten directors to serve for a one-year term and a proposal to amend a material term of the Company’s Amended and Restated Long-Term Incentive Compensation Plan (the “Long Term Incentive Plan”) and to reaffirm the Long Term Incentive Plan. The Company will also conduct advisory votes on a resolution concerning the approval of the compensation of the Company’s named executive officers identified in this Proxy Statement. The Class B stockholders will also vote upon such other business as may properly come before the meeting or any and all adjournments.

The ten nominees receiving the highest number of votes will be elected as directors. Class B stockholders do not have the right to cumulate their votes in the election of directors.

The vote required to amend and reaffirm the Long Term Incentive Plan is the favorable vote of a majority of the outstanding shares of the Class B Common Stock voting on this proposal; provided that the total vote cast on the proposal represents over 50 percent in interest of all shares of Class B Common Stock entitled to vote on the proposal.

The vote on the resolution concerning the approval of the compensation of the Company’s named executive officers is advisory only and therefore is not binding upon the Board. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

Shares of Class B Common Stock represented by properly executed proxies will be voted at the Annual Meeting of Stockholders in accordance with the choices indicated on the proxy. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A Class B stockholder’s presence at the Annual Meeting of Stockholders does not by itself revoke the proxy.

Abstentions will be considered as shares of Class B Common Stock present at the Annual Meeting of Stockholders for purposes of determining the presence of a quorum. Abstentions will not be counted in the votes cast for the election of directors and will not have a positive or negative effect on the outcome of that election. Abstentions will be counted as votes cast regarding the proposals to amend and reaffirm the Long Term Incentive Plan and will have the same effect as a vote against such proposals. With respect to the proposal subject to an advisory vote, abstentions will not have a positive or negative effect on the outcome of that proposal.

If your Class B Common Stock is held in street name, you will need to instruct your broker regarding how to vote your Class B Common Stock. Pursuant to the rules of the New York Stock Exchange, your broker does not have discretion to vote your Class B Common Stock without your instructions with respect to certain matters. If you do not provide your broker with voting instructions regarding the election of directors, the proposal to amend and reaffirm the Long Term Incentive Plan and the proposal regarding executive compensation, your shares of Class B Common stock will not be considered present at the Annual Meeting of Stockholders for purposes of determining the presence of a quorum or for voting on such matters.

This Proxy Statement, the form of proxy and the Company’s Annual Report are available at www.proxyvote.com.

The close of business on December 20, 2013, has been fixed as the record date for the determination of Class B stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment thereof. On the record date, there were outstanding and entitled to vote 22,119,966 shares of Class B Common Stock. Each share of the Class B Common Stock is entitled to one vote in respect of the proposal or proposals to which such shares are entitled to vote.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting of Stockholders, shares of the Class B Common Stock represented by the proxies, unless otherwise specified, will be voted to elect as directors for one-year terms Michael J. Gasser, David B. Fischer, Vicki L. Avril, Bruce A. Edwards, Mark A. Emkes, John F. Finn, Daniel J. Gunsett, Judith D. Hook, John W. McNamara and Patrick J. Norton, the ten persons recommended by the Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”), all of whom are currently directors of the Company. All ten members were identified and proposed as candidates for service on the Company’s Board based on their record of service and individual contributions to the overall mission and responsibilities of the Board. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee named above is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

Proxies cannot be voted at the Annual Meeting of Stockholders for a number of persons greater than the number of nominees named in this Proxy Statement.

Biographies of Director Nominees

Set forth below is the following information regarding each person nominated for election as a director: his or her name; age as of February 24, 2014 (the date for the 2014 Annual Meeting of

Stockholders); the year in which he or she first became a director; his or her principal occupation and business experience during at least the past five years; all positions he or she holds with the Company, if any; the names of other publicly held corporations for which he or she serves, or has served within the past five years, as a director; other pertinent qualifications; and the experience, qualifications, attributes or skills that led to the Nominating Committee’s conclusion that he or she should be nominated to serve as a director.

Michael J. Gasser, 62, has been a director since 1991 and has served as the Chairman of the Board of Directors since 1994. From November 1, 2011 until his retirement as an employee of the Company on November 1, 2012, Mr. Gasser served as Executive Chairman. Mr. Gasser previously served as Chief Executive Officer of the Company from 1994 until October 31, 2011 and as President from November 2006 until October 2007. Mr. Gasser was first elected an executive officer of the Company in 1988. He is a member of the Executive and Stock Repurchase Committees. He is the lead director and a member of the finance and compensation committees for Bob Evans Farms, Inc., a restaurant and food products company. Mr. Gasser also serves as a trustee of The Ohio State University, a director of the Battelle Memorial Institute and a trustee of The James Foundation for The Ohio State University Comprehensive Cancer Center. In nominating Mr. Gasser, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment from working for the Company for over 30 years, his unique knowledge and understanding of the Company’s operations as Chief Executive Officer of the Company for more than 16 years, his experience as a director of a publicly traded restaurant and food products company and his experience as a trustee of several institutions and foundations.

David B. Fischer, 51, has been a director since November 1, 2011. He has served as Chief Executive Officer of the Company since November 1, 2011 and as President since 2007. From 2007 to October 2011, Mr. Fischer also served as Chief Operating Officer of the Company. From 2004 to 2007, Mr. Fischer served as Senior Vice President and Divisional President, Industrial Packaging & Services — Americas, which also included responsibility for Africa. He assumed additional responsibility for Australia and Asia in 2005 and 2006, respectively. He is a member of the Executive and Stock Repurchase Committees. He is also a director and member of the audit and compensation committees of Balchem Corporation, a manufacturer of performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries, and a director of Ingredion Incorporated, a global manufacturer and supplier of starch and sweetener ingredients. In nominating Mr. Fischer, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment from working for the Company as an executive officer and his unique knowledge and understanding of the Company’s operations as President and Chief Operating Officer of the Company for four years and as Chief Executive Officer and his experience as a director of two publicly traded manufacturing companies.

Vicki L. Avril, 59, has been a director since 2004. From June 2008 until her resignation in September 2013, Ms. Avril was the Chief Executive Officer and President of TMK IPSCO, a manufacturer of steel and tubular products. She had been an executive officer of TMK IPSCO since 2004, including serving as its Chief Financial Officer. From 2001 until its sale in 2003, Ms. Avril was Senior Vice President and Chief Financial Officer of Wallace Computer Services, Inc., a print management company. She is a member of the Audit Committee. In nominating Ms. Avril, the Nominating Committee considered a number of factors including, but not limited to, her background, experience and judgment as a chief financial officer and chief executive officer of a major manufacturing company.

Bruce A. Edwards, 58, has been a director since 2006. Since March 2008, Mr. Edwards has been on the Executive Management Board of Deutsche Post DHL, a global provider of mail and logistic services, with responsibility for running the supply chain operating unit of Deutsche Post DHL. From March 2007 until the appointment to his current position, Mr. Edwards was the Global Chief Executive Officer for DHL Supply Chain, a supply chain services division of a subsidiary of Deutsche Post DHL.

Prior to that time, and for more than five years, he was Chief Executive Officer of Exel Americas, a supply chain services subsidiary of Deutsche Post DHL. He is a member of the Audit Committee. Mr. Edwards also serves as a director and member of the nomination and compensation committees of Ashtead PLC, a UK listed global equipment rental company. In nominating Mr. Edwards, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as an executive officer of a global supply chain services company and as a director of a publicly traded company listed on the UK stock exchange.

Mark A. Emkes, 61, has been a director since 2008. From January 2011 until May 2013, Mr. Emkes served as the Commissioner of Finance and Administration for the State of Tennessee. Previously, Mr. Emkes was the Chairman and Chief Executive Officer of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., a tire and rubber manufacturing company, for more than five years prior to his retirement from that position in February 2010. He was also the President of these companies from January 2009 until his retirement. He is a member of the Compensation Committee. Mr. Emkes also serves as director and a member of the audit and compensation committees of First Horizon National Corporation, which is the parent of First Tennessee Bank National Association. In addition, since June 2010, Mr. Emkes has served as director and member of the compensation and director affairs/corporate governance committees of Clarcor, Inc. a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer packaging products. In nominating Mr. Emkes, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as a senior state government official, as the chairman, chief executive officer and president of a major manufacturing company and as a director of two publicly traded companies listed on the NYSE.

John F. Finn, 66, has been a director since 2007. For more than five years, he has been the President and Chief Executive Officer of Gardner, Inc., a supply chain management company servicing industrial and consumer customers of outdoor power equipment. He is a member of the Audit Committee. Mr. Finn also serves as the presiding director and a member of the audit and nominating and governance committees of Cardinal Health, Inc., a healthcare services company, and as a trustee and member of the audit committee of the J.P. Morgan Funds, a registered investment company. In nominating Mr. Finn, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as chief executive officer of a major distribution company and as the presiding director of a Fortune 500 healthcare services company.

Daniel J. Gunsett, 65, has been a director since 1996. For more than five years, he has been a partner with the law firm of Baker & Hostetler LLP and held the position of managing partner of the firm’s Columbus, Ohio office until December 2012. He is a member of the Compensation, Executive, Nominating and Corporate Governance, and Stock Repurchase Committees. In nominating Mr. Gunsett, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as the managing partner of an office of a major national law firm.

Judith D. Hook, 60, has been a director since 2003. Ms. Hook has been an investor for more than five years. She is a member of the Compensation and Nominating and Corporate Governance Committees. Ms. Hook is the aunt of John W. McNamara. In nominating Ms. Hook, the Nominating Committee considered a number of factors including, but not limited to, her unique knowledge and understanding of the Company’s business based on her life long affiliation with the Company.

John W. McNamara, 49, has been a director since 2009. For more than five years, Mr. McNamara has been president and owner of Corporate Visions Limited, LLC, a provider of aviation management educational and training programs. He is a member of the Audit and Stock Repurchase Committees. Mr. McNamara is the nephew of Judith D. Hook. In nominating Mr. McNamara, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as owner and president of an aviation services company.

Patrick J. Norton, 63, has been a director since 2003. Mr. Norton served as Executive Vice President and Chief Financial Officer of The Scotts Miracle-Gro Company, a consumer lawn and garden products company, from May 2000 until his retirement in January 2003. He is a member of the Compensation and Executive Committees. Until January 2010 and for more than five years, Mr. Norton served as a director of The Scotts Miracle-Gro Company. In nominating Mr. Norton, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as an executive officer and director of a major publicly traded manufacturing company.

Directors Attendance at Annual Meeting of Stockholders

Under the Company’s Corporate Governance Guidelines, directors are expected to attend the Company’s Annual Meeting of Stockholders. All of the director nominees attended the 2013 annual meeting of stockholders.

PROPOSAL NO. 2 — MODIFICATION OF A MATERIAL TERM OF THE AMENDED AND RESTATED LONG TERM INCENTIVE COMPENSATION PLAN AND REAFFIRMATION OF THE MATERIAL TERMS OF SUCH PLAN

At the Annual Meeting of Stockholders, the Class B stockholders will be requested to consider and act upon a proposal to amend a material term of the Company’s Amended and Restated Long-Term Incentive Plan, hereinafter referred to as the “Long Term Incentive Plan,” and to reaffirm the material terms of the Long Term Incentive Plan as modified and described herein. The modification that is being proposed is to extend the term of the Long Term Incentive Plan to include performance periods ending on or before October 31, 2020. Presently, the Long Term Incentive Plan only includes performance periods ending on or before October 31, 2015.

The Long Term Incentive Plan has been designed to take into account certain limits on the ability of a public corporation to claim tax deductions for compensation paid to certain highly compensated executives. Section 162(m) of the Code generally denies a corporate tax deduction for annual compensation exceeding $1.0 million paid to the chief executive officer and the four other most highly compensated officers of a public corporation. However, “qualified performance based compensation” is exempt from this limitation. Qualified performance-based compensation is compensation paid based solely upon the achievement of objective performance goals, the material terms of which are approved by the stockholders of the paying corporation. The terms of an objective formula must preclude discretion to increase the amount of compensation payable to the specified employees that would otherwise be due upon attainment of the goal. When the amount of compensation to be paid upon attainment of the performance goal is based upon a percentage of base salary, the objective formula will not be considered discretionary under Section 162(m) of the Code if the maximum dollar amount to be paid is fixed at the time the performance goal is established.

At the 2002 annual meeting of stockholders, the Class B stockholders first approved the Long Term Incentive Plan in accordance with Section 162(m) of the Code. At the 2006 annual meeting of stockholders, the Long Term Incentive Plan was amended and restated to its present form. Section 162(m) of the Code requires that the material terms of the Long Term Incentive Plan be reaffirmed every five years in order to permit the continued treatment of compensation paid under the Long Term Incentive Plan as “qualified performance-based compensation.” The Long Term Incentive Plan was last reaffirmed at the 2011 annual meeting of stockholders. Thus, in addition to approving the amendment described above, Class B stockholders are being asked to reaffirm their approval of the material terms of the Long Term Incentive Plan to continue qualified performance-based compensation treatment of plan payments under Section 162(m) of the Code.

The primary purposes of the Long Term Incentive Plan are to retain, motivate and attract top caliber executives, focus management on the key measures that drive superior performance, provide compensation opportunities that are externally competitive and internally consistent with the Company’s total compensation strategies, and provide award opportunities that are comparable in both character and magnitude to those provided through stock-based plans.

Summary of the Long Term Incentive Plan

The following discussion describes important aspects of the Long Term Incentive Plan. This discussion is intended to be a summary of the material provisions of the Long Term Incentive Plan. Because it is a summary, some details that may be important to you are not included. For this reason, the entire proposed Long Term Incentive Plan is attached as Exhibit A to this Proxy Statement. You are encouraged to read the Long Term Incentive Plan in its entirety.

Administration

The Long Term Incentive Plan is administered by the Special Subcommittee (see “Compensation Committee” for information on the Special Subcommittee). Among other matters, the Special Subcommittee has the authority to select employees to participate in the Long Term Incentive Plan, to determine the size and types of award opportunities and final awards, and to determine the other terms and conditions of award opportunities under the Long Term Incentive Plan (subject to the terms of the Long Term Incentive Plan). The Special Subcommittee also has the authority to establish and amend rules and regulations relating to the Long Term Incentive Plan and to make all other determinations necessary or advisable for the administration of the Long Term Incentive Plan. All decisions made by the Special Subcommittee pursuant to the Long Term Incentive Plan are made at the Special Subcommittee’s sole discretion and are final and binding.

Eligibility

Employees of the Company who are designated by the Special Subcommittee as “key employees” are eligible to participate and receive awards under the Long Term Incentive Plan. In general, an employee may be designated as a key employee if he or she is responsible for, or contributes to, the management, growth and/or profitability of the business of the Company in a material way. Key employees who are chosen to participate in the Long Term Incentive Plan for any given performance period are so notified in writing and are apprised of the performance criteria and related award opportunities determined for them for the relevant performance period. Performance periods are consecutive and overlapping three-year cycles.

Establishment of Performance Goals/Criteria

Prior to the beginning of each performance period, or as soon as practicable thereafter, the Special Subcommittee selects and establishes performance goals for that performance period which, if met, will entitle participants to the payment of the incentive compensation award. The performance goals are based on targeted levels of increases in (a) earnings per share, and (b) “free cash flow” or (c) such other measures of performance success as the Special Subcommittee may determine including earnings before interest, taxes, depreciation, depletion and amortization, or any combination thereof. Free cash flow is defined as the Company’s net cash provided by operating activities for the performance period, subject to such adjustments that the Subcommittee determines are necessary or proper to reflect accurately the free cash flow of the Company. The Special Subcommittee may establish a range of performance goals which correspond to, and will entitle participants to receive, various levels of award opportunities based on percentage multiples of the “target incentive award,” which is the incentive compensation amount to be paid to participants when the performance criteria designated as the “100% award level” is met. The target incentive award for a participant is based on a percentage of that Participant’s average base salary (exclusive of any bonus and other benefits) during the performance period; provided, however, that in the event that the average base salary of a covered employee during the performance period exceeds by more than 130% the base salary of that covered employee on the first day of the performance period, such covered employee’s average base salary for purposes of calculating the participant’s final award is capped at 130% of such covered employee’s base salary on the first day of the performance period. In addition, in no event may a final award paid to any participant under this Plan for any performance period exceed $6.0 million. In addition, each range of performance goals may include levels of performance above and below the 100% performance level, ranging from a minimum of 0% to a maximum of 200% of the target incentive award. The Special Subcommittee may also establish minimum levels of performance goal achievement below which no awards are paid to any participant. Notwithstanding any other provision in the Long Term Incentive Plan to the contrary, the performance criteria applicable to any participant who is, or who is determined by the Special Subcommittee to be likely to become, a covered employee will be limited to growth, improvement or attainment of certain levels of return on capital, equity, or operating costs, economic value added, margins, total stockholder return on market value, operating profit or net income, cash flow, earnings before interest and taxes, earnings before interest, taxes and depreciation, or earnings before interest, taxes, depreciation and amortization, sales, throughput, or product volumes, or costs or expenses. These performance criteria may be expressed either on an absolute basis or relative to other companies selected by the Special Subcommittee.

Establishment of Awards; Final Awards

After the performance goals are established, the Special Subcommittee then aligns the achievement of the performance goals with the award opportunities, such that the level of achievement of the pre-established performance goals at the end of the performance period determines the “final awards” (i.e., the actual incentive compensation earned during the performance period by the participant). After establishing the performance criteria, the Special Subcommittee establishes the award opportunities for the participants which correspond to various levels of achievement of the pre-established performance criteria. The established award opportunities will vary in relation to the job classification of each participant. Once established, the performance criteria normally will not be changed during the performance period. However, if the Special Subcommittee determines that external or internal changes or other unanticipated business conditions materially affected the fairness of the goals or render the performance criteria unsuitable, then the Special Subcommittee may approve appropriate adjustments to the performance criteria (either up or down) during the performance period to participants other than covered employees. In addition, at the time the award subject to performance criteria is made and performance criteria are established, the Special Subcommittee is authorized to determine the manner in which the performance criteria will be calculated or measured to take into account certain factors over which participants have no or limited control. At the end of each performance period, the Special Subcommittee certifies the extent to which the performance criteria were met during the performance period and determine the final awards for the participants.

Payment of Final Awards

A participant’s final award will be paid in the form of cash, in one lump sum, and restricted shares, as determined by the Special Subcommittee no later than the time the relevant performance criteria and award opportunities are established. The Special Subcommittee determines whether an award of restricted shares will be Class A, Class B, or a combination of Class A and Class B shares. A participant’s ability to transfer his or her restricted shares is subject to such restrictions as may be imposed by the Special Subcommittee. The number of restricted shares awarded to a participant will be based on the average closing prices of such shares during the 90-day period preceding the last trading day that precedes the day that the performance criteria for the applicable performance period are established.

Termination of Employment

A participant whose employment terminates because of death, disability or retirement during the performance period for an award will receive a pro rata portion of the award, based upon the extent to which the performance goals had been achieved before such termination. A participant whose employment terminates for any other reason before the end of the performance period for an award will not be entitled to any payment with respect to the award.

Amendment; Last Grant Date for Award Opportunities

The Long Term Incentive Plan may be amended, modified or terminated by the Special Subcommittee at any time, but no such amendment, modification or termination may materially reduce the right of a participant to a payment or distribution under the Long Term Incentive Plan to which such participant has already become entitled, without the consent of such participant. In addition, any amendment which will make a change which may require stockholder approval under the rules of any exchange on which the Company’s Common Stock is listed, or in order for awards granted under the Long Term Incentive Plan to qualify for an exemption from Section 162(m) of the Code, will require stockholder approval. Prior to the modification being voted on in connection with this Proposal, no effective award opportunities could be granted for any performance period ending after October 31, 2015. If the modification is approved, no effective award opportunities could be granted for any performance period ending after October 31, 2020.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO AMEND THE LONG TERM INCENTIVE PLAN TO EXTEND ITS TERM TO OCTOBER 31, 2020 AND TO REAFFIRM THE APPROVAL OF THE MATERIAL PROVISIONS OF THE LONG TERM INCENTIVE PLAN.

PROPOSAL NO. 3 — ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

At the Annual Meeting, the Class B stockholders will be requested to consider and vote upon the following resolution concerning the compensation of the Company’s named executive officers:

“Resolved, that the Class B Common Stockholders hereby approve the compensation, as disclosed in the Compensation Discussion and Analysis section and compensation tables, as well as the other narrative executive compensation disclosures, contained in the Company’s definitive Proxy Statement for its 2014 Annual Meeting of Stockholders (the “Proxy Statement”), of the Company’s named executive officers identified in the Proxy Statement.”

This vote is advisory and therefore will not be binding upon the Board. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

BOARD OF DIRECTORS AND COMMITTEES

Board Meetings

The Board held seven meetings during the 2013 fiscal year. Each of the directors attended at least 75% of the meetings held by the Board during his or her respective term and held by the committees on which he or she served during the 2013 fiscal year. The Board has affirmatively determined that a majority of the Company’s directors meet the categorical standards of independence adopted by the Board and are independent directors as defined in the listing standards of the New York Stock Exchange (“NYSE”). See “Corporate Governance — Director Independence.”

Board Leadership Structure

Currently, the Board does not have a policy as to whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. From 1994 until November 1, 2011, the positions of Chairman and Chief Executive Officer were combined and held by Mr. Michael J. Gasser. On November 1, 2011, Mr. David B. Fischer succeeded Mr. Gasser as Chief Executive Officer, and Mr. Gasser became Executive Chairman, a role in which he continued to serve as Chairman of the Board. This transition separated the roles of Chairman and Chief Executive Officer. On November 1, 2012, Mr. Gasser retired from his management position as Executive Chairman but remained in his position as Chairman of the Board. Consequently, our current Board leadership structure is comprised of a Chairman of the Board (Mr. Gasser) a management director (Mr. Fischer) and eight independent directors. The Board is the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders, with the Company’s day-to-day business conducted and managed by the management of the Company under the direction of the Chief Executive Officer.

The Board believes that it is in the best interests of the stockholders for Mr. Gasser to remain Chairman of the Board of the Company due to his extensive knowledge of the Company based on his 17 years of experience as Chairman and Chief Executive Officer and his working relationship with Mr. Fischer. His experience will allow him to guide the Board’s agenda in setting priorities for the Company and addressing the risks and challenges the Company faces. Mr. Fischer will provide management insight into the execution of the Company’s strategy and the implementation of the Greif Business System.

It is the Board’s belief that no single organizational model is best or most effective in all circumstances. Therefore, although the Board has determined that the current structure works best for the Company at this time, the Board may implement another structure if deemed to be appropriate in the future.

The Company has adopted various policies to provide for a strong and independent Board, including the following.

•

The majority of the Board must be independent of management and have no material relationship with the Company, either directly or indirectly as a partner, shareholder or officer of an organization that has such a relationship with the Company and must meet the standards of independence under the applicable rules of the SEC and the listing standards of the NYSE.

•	Only independent directors are members of the Compensation, Audit and Nominating and Corporate Governance Committees.

•

Independent/non-management directors meet at least four times each year, and during at least one of those meetings, the non-management directors schedule an executive session that includes only independent directors.

In addition, the Board and the Nominating Committee have assembled a Board comprised of capable and experienced directors, many of whom are currently or have recently been leaders of companies, who are independent thinkers and have a wide range of expertise and skills. The Board currently does not have a lead director. However, because of its capable and experienced independent directors, and for the reasons described above, along with the above described policies which promote an open discussion among the independent directors, the Chairman of the Board and the Chief Executive Officer, the Board has determined that a lead director is not necessary at this time.

Board Committees and Committee Meetings

The Board has established an Executive Committee, a Compensation Committee, an Audit Committee, a Stock Repurchase Committee and the Nominating Committee. The Board has affirmatively determined that each of the members of the Compensation, Audit and Nominating Committees meet the categorical standards of independence adopted by the Board and are independent directors as defined in the NYSE listing standards. See “Corporate Governance — Director Independence.”

The Board has adopted written charters for the Audit Committee, the Compensation Committee and the Nominating Committee. Copies of these charters are available on the Company’s website (http://www.greif.com). See “Corporate Governance — Availability of Corporate Governance Documents.”

The Executive Committee, whose current members are Messrs. Fischer, Gasser, Gunsett and Norton, has the same authority, subject to certain limitations, as the Board during intervals between meetings of the Board. The Executive Committee held seven meetings during the 2013 fiscal year.

The Compensation Committee, whose current members are Messrs. Gunsett, Emkes and Norton and Ms. Hook, is responsible, among other matters, for discharging the Board’s responsibility relating to the compensation of executive officers and directors. This is accomplished by evaluating the compensation, fringe benefits and perquisites provided to the Company’s executive officers and adopting compensation policies applicable to the Company’s executive officers, including the specific relationship of corporate performance to executive compensation and the factors and criteria upon which the compensation of the Company’s Chief Executive Officer and other Named Executive Officers should be based. The Compensation Committee held six meetings during the 2013 fiscal year.

The Audit Committee, whose current members are Ms. Avril and Messrs. Edwards, Finn and McNamara, is responsible, among other matters, for engaging and, when appropriate, replacing the Company’s independent auditors, reviewing with such auditors the scope and results of their audit, reviewing the Company’s accounting functions, operations and management, considering the adequacy and effectiveness of the internal accounting controls and internal auditing methods, policies and procedures of the Company and overseeing the Company’s enterprise risk management program. The Company’s Board of Directors has determined that Ms. Avril is an “audit committee financial expert,” as that term is defined by applicable SEC regulations. No member of the Audit Committee may simultaneously serve on the audit committee of more than two other publicly traded companies. The Audit Committee held seven meetings during the 2013 fiscal year.

The Stock Repurchase Committee, whose current members are Messrs. Fischer, Gasser, Gunsett and McNamara, is responsible for administering the Company’s stock repurchase program. The Stock Repurchase Committee did not meet during the 2013 fiscal year.

The Nominating Committee, whose current members are Ms. Hook and Mr. Gunsett, is responsible, among other matters, for recommending to the Board a slate of director nominees for election at each annual meeting of the Company’s stockholders and director nominees for election at any other stockholder meeting held for the election of one or more directors. The Board then acts on the Nominating Committee’s recommendations and is responsible for (1) recommending to stockholders a slate of director nominees for election at each annual meeting of the Company’s stockholders and director nominees for election at any other stockholder meeting held for the election of one or more directors and (2) nominating at such meetings those persons it has recommended as director nominees. The Nominating Committee held four meetings during the 2013 fiscal year.

Board’s Role in Risk Management Oversight

Although risk management has always been an integral part of the Company’s business strategy, the Company established a formal enterprise risk management program in 2006. The program was implemented by the Enterprise Risk Committee, a committee established and appointed by, and comprised of, Company management. The enterprise risk management program is a Company-wide effort involving both the Board and management. Management’s role is to identify, mitigate, guide and review the efforts of the Company’s business units, consider whether the risks are acceptable, and approve plans to deal with serious risks. The Board has designated the Audit Committee to oversee the process and improve or guide management’s decisions. Specifically, the Audit Committee:

•	Annually reviews the documented risk management process and recommends such changes as are deemed necessary to provide assurance that the Company has implemented an enterprise risk management process;

•	Evaluates significant risks identified by the Company;

•

Reviews risk philosophy, strategy, policies and processes; and consider reports on risk implementation and communication to help ensure enterprise risk management is a part of the Company’s culture; and

•

Reviews the Company’s risk assessment, both annual and periodic updates, considers the appropriateness thereof, and decides whether or not any risks should be added, deleted or modified, paying particular attention to the Company’s perceived appetite for risk.

The Company provides its feedback on business unit risks during periodic business reviews and strategic planning discussions. Every quarter, the business units identify key risks. That review process includes identifying risks that could prevent achievement of business goals or plans. Additionally, the Company’s internal audit department uses this information to determine whether its audit plans need to be adjusted. In addition to quarterly reviews of business risks in connection with the Company’s periodic disclosures, the Audit Committee reviews on an annual basis detailed reports that assess the strategic, operational, infrastructure and external risks facing the Company to be certain that the Company develops and maintains comprehensive risk management policies and procedures to assess, mitigate and monitor risks.

Although the Audit Committee oversees the Company’s risk management function and processes, particularly with respect to the overall business, the Audit Committee and other Board committees, consistent with their respective charters, assist the Board in fulfilling its responsibility by coordinating the review of certain other risks within its purview. For example, the Audit Committee also considers risks associated with overall financial reporting, legal compliance and disclosure processes. Audit Committee responsibilities include monitoring the integrity of our internal control processes and assessing management’s steps to manage and report such risk exposures. The Audit Committee considers risk in quarterly and annual reviews of financial statements.

In its role of overseeing the Company’s compensation and benefit practices, the Compensation Committee assesses potential material risks that could result from the design and structure of the Company’s compensation programs. See “Compensation Committee.”

The Nominating Committee is responsible for developing and proposing to the Board corporate governance guidelines and for recommending changes to enhance the Board’s performance and development. The Nominating Committee annually reviews and reassesses risk associated with corporate governance and Board performance and recommends to the Board any changes it deems necessary to the corporate governance guidelines or the Board composition and committee structure to address these risks.

CORPORATE GOVERNANCE

Communications with the Board

The Board believes it is important for stockholders to have a process to send communications to the Board. Accordingly, any stockholder or other interested party who desires to make his or her concerns known to the non-management directors or to the entire Board may do so by communicating with the chairperson of the Audit Committee by e-mail to audit.committee@greif.com or in writing to Audit Committee Chairperson, Greif, Inc., 425 Winter Road, Delaware, Ohio 43015. All such communications will be forwarded to the non-management directors or the entire Board as requested in the communication.

Executive Sessions of Non-Management Directors

The non-management directors of the Company meet without the Company’s management at least four times each year, and during at least one of those meetings, the non-management directors schedule an executive session that includes only independent directors. These meetings are typically held in conjunction with a regularly scheduled Board meeting and at such other times as necessary or appropriate. The chairpersons of the Company’s Audit Committee, Compensation Committee and Nominating Committee rotate as chairperson of meetings of the non-management directors.

Director Independence

The Board has adopted categorical standards to assist it in making its determination of director independence. Under these standards, a director of the Company will be considered independent unless:

(a) within the preceding three years, (i) the director was employed by the Company, or (ii) an immediate family member of the director was employed by the Company as an executive officer;

(b) within the preceding three years, the director or an immediate family member of the director received more than $100,000, during any twelve-month period, in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(c) the director or an immediate family member of the director is a current partner of a firm that is the Company’s present internal or external auditor; the director is a current employee of a firm that is the Company’s present internal or external auditor; an immediate family member of the director is a current employee of the Company’s present internal or external auditor and participates in that firm’s audit, assurance or tax compliance practice (excluding tax planning); or the director or an immediate family member of the director was within the preceding three years, but is no longer, a partner or employee of a firm that is the Company’s present internal or external auditor and personally worked on the Company’s audit within that time;

(d) the director or an immediate family member of the director is, or has been within the preceding three years, employed as an executive officer of another company for which any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(e) the director is an employee, executive officer, partner (other than a limited partner) or significant equity holder of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues, or an immediate family member of the director is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues;

(f) the director is an executive officer, partner or significant equity holder of another organization that is indebted to the Company, or to which the Company is indebted, and the total amount of indebtedness exceeds 2% of the total consolidated assets of such organization; or

(g) within the preceding three years, the director was an executive officer, trustee or director of a foundation, university or other non-profit or charitable organization receiving grants, endowments or other contributions from the Company, in any single fiscal year, which exceeded the greater of $1.0 million or 2% of such charitable organization’s consolidated gross revenues.

For purposes of the above standards: (i) compensation received by an immediate family member of a director for service as a non-executive employee of the Company shall not be considered in determining independence under (b) above; (ii) in applying the test under (e) above, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year and the look-back provisions shall apply solely to the financial relationship between the Company and the director or immediate family member’s current employer and not to former employment of the director or immediate family member; (iii) an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but in applying any lookback provisions, the Company will not consider individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated; and (iv) a significant equity holder of an organization will normally be considered a stockholder, limited partner or member owning 10% or more of the voting or equity interests in that organization. These categorical standards are also set forth on the Company’s website. See “— Availability of Corporate Governance Documents.”

The Board has determined that Ms. Avril, Mr. Edwards, Mr. Emkes, Mr. Finn, Mr. Gunsett, Ms. Hook, Mr. McNamara and Mr. Norton, a majority of the Company’s directors, are independent under the above categorical standards. These directors are also independent directors under the NYSE listing standards. Mr. Gasser, who recently retired as an employee of the Company, and Mr. Fischer, who is an employee of the Company, are not independent directors under the above categorical standards or the NYSE listing standards. The Board has determined that Mr. Gunsett is independent because legal fees paid to Baker & Hostetler LLP, where Mr. Gunsett is a partner, are not material to the Company or to that firm and that the nature of the relationship has been properly disclosed to the Board. The Company does not anticipate that legal fees paid to Baker & Hostetler LLP will be material in the 2014 fiscal year.

Nomination of Directors

The Nominating Committee will consider individuals recommended by stockholders for membership on the Board. If a stockholder desires to recommend an individual for membership on the Board, then that stockholder must provide a written notice to the Secretary of the Company at 425 Winter Road, Delaware, Ohio 43015 (the “Recommendation Notice”). In order for a recommendation to be considered by the Nominating Committee, the Recommendation Notice must contain, at a minimum, the following: the name and address, as they appear on the Company’s books, and telephone number of the stockholder making the recommendation, including information on the number of shares and class of stock owned, and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to the Company’s undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating Committee desires to do so; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; and, if known to the stockholder, any material interest of such stockholder or individual being recommended in any proposals or other business to be presented at the Company’s next Annual Meeting of Stockholders (or a statement to the effect that no material interest is known to such stockholder).

Except for the director nominees recommended by the Nominating Committee to the Board, no person may be nominated for election as a director of the Company during any stockholder meeting unless such person was first recommended by a stockholder for Board membership in accordance with the procedures set forth in the preceding paragraph and the Recommendation Notice was received by the Company not less than 60 days nor more than 90 days prior to the date of such meeting; provided, however, if less than 75 days notice or prior public disclosure of the date of a stockholders’ meeting is given or made to stockholders, then, in order to be timely received, the Recommendation Notice must be received by the Company no later than the close of business on the 10th day following the day on which such notice of the date of the stockholders’ meeting was mailed or such public disclosure was made.

The Nominating Committee’s Charter sets forth certain specific, minimum qualifications that must be met by a Nominating Committee-recommended nominee for a position on the Board, as well as qualities and skills that Board members must possess. The Nominating Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers director’s qualification as independent, as well as diversity, age, skill and experience in the context of the needs of the Board. The Nominating Committee seeks to achieve diversity of occupational and personal backgrounds and considers diversity as a factor in director nominations. The Nominating Committee views diversity in a broad context to include race, gender, geography, industry experience and personal expertise. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. Ultimately, the Nominating Committee will select prospective Board members who the Nominating Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders.

In the event that the Nominating Committee, the Board, the Chairman or the Chief Executive Officer identifies the need to fill a vacancy or to add a new member to fill a newly created position on the Board with specific criteria, the Nominating Committee initiates a search process and keeps the Board apprised of progress. The Nominating Committee may seek input from members of the Board, the Chairman, the Chief Executive Officer and other management or hire a search firm when appropriate. In addition, as a matter of policy, the Nominating Committee will consider candidates for Board membership recommended by stockholders. The initial candidate or candidates, including anyone recommended by a stockholder, who satisfy the specific criteria for Board membership and otherwise qualify for membership on the Board, are then reviewed and evaluated by the Nominating Committee; the evaluation process for candidates recommended by stockholders is not to be different. The Nominating Committee is to maintain and update a list of candidates recommended from all sources. The Nominating Committee will then determine the Nominating Committee member or Board member or other person involved in the process (such as a search firm) who will make the initial contact with the prospective candidate or candidates. The Chairman and/or the Chief Executive Officer and at least one member of the Nominating Committee will interview the identified candidate or candidates. Based on the interviews and all other information available to the Nominating Committee, the Nominating Committee will meet to consider and approve a final candidate or candidates, as the case may be. The Nominating Committee then will make its recommendation to the Board.

Availability of Corporate Governance Documents

The Board has adopted the following corporate governance documents with respect to the Company (the “Corporate Governance Documents”):

•	Corporate Governance Guidelines of the Board;

•	Code of Business Conduct and Ethics for directors, officers and employees (which is available in several different languages);

•	Code of Ethics for Senior Financial Officers;

•	Stock Ownership Guidelines applicable to directors, officers and other key employees;

•	Charter for the Audit Committee;

•	Charter for the Nominating and Corporate Governance Committee;

•	Charter for the Compensation Committee; and

•	Independence Standards for Directors.

Each of the Corporate Governance Documents is posted on the Company’s website at www.greif.com under “Investor Center — Corporate Governance.” Copies of each of the Corporate Governance Documents are also available in print to any stockholder of the Company, without charge, by making a written request to the Company. Requests should be directed to Greif, Inc., Attention: Secretary, 425 Winter Road, Delaware, Ohio 43015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 20, 2013, with respect to the only persons known by the Company to be the beneficial owners of more than 5% of the Class B Common Stock, the Company’s only class of voting securities. This information is based upon the filings of such persons with the Securities and Exchange Commission.

Name and Address	Number of Shares		Percent of Class
Virginia D. Ragan 65 East State Street Suite 2100 Columbus, Ohio 43215	3,735,080	(1)	16.9%
Mary T. McAlpin 65 East State Street Suite 2100 Columbus, Ohio 43215	3,367,869	(2)	15.2%
Patricia M. Dempsey 12781 NE 72nd Boulevard Lady Lake, Florida 32162	3,008,130	(3)	13.6%
Judith D. Hook 65 East State Street Suite 2100 Columbus, Ohio 43215	2,825,119	(4)	12.8%
Nob Hill Fiduciary Company 100 West Liberty Street, 10th Floor Reno, Nevada 89501	2,150,360	(5)(6)	9.7%
Daniel J. Gunsett 65 East State Street Suite 2100 Columbus, Ohio 43215	2,153,360	(5)	9.7%
Nob Hill Trust c/o Nob Hill Fiduciary Company, Trustee 100 West Liberty Street, 10th Floor Reno, Nevada 89501	2,127,026	(6)	9.6%

(1)	Includes shares held by Ms. Ragan as trustee under her revocable trust and a family trust. Also includes shares held by a charitable foundation (525,140 shares) of which Ms. Ragan is the president. Does not include shares held by John W. McNamara, a director of the Company, who is Ms. Ragan’s son. Ms. Ragan disclaims beneficial ownership of the shares held by Mr. McNamara.

(2)	All shares held by Ms. McAlpin as trustee under her revocable trust and a family trust.

(3)	All shares held by Ms. Dempsey as trustee under her revocable trust and a family trust.

(4)	All shares held by Ms. Hook as trustee under her revocable trust, a family trust, and a charitable lead annuity trust for the benefit of a minor beneficiary.

(5)	Nob Hill Fiduciary Company is the sole trustee of the Nob Hill Trust and a related family trust, having been appointed as the successor trustee of these trusts on December 29, 2011. The Board of Directors of Nob Hill Fiduciary Company has authorized the Secretary of Nob Hill Fiduciary Company to vote the shares of Class B Common Stock held in each of these trusts. Daniel J. Gunsett is the current Secretary of Nob Hill Fiduciary Company and, as such, may be considered as beneficially owning the shares of Class B Common Stock held in each of these trusts. In addition to the shares of Class B Common Stock held in each of these trusts, Mr. Gunsett individually owns 3,000 shares of Class B Common Stock.

(6)	Includes 1,500,000 shares that have been pledged as security for a loan.

The following table sets forth certain information, as of December 20, 2013, with respect to the Class A Common Stock and Class B Common Stock (the only equity securities of the Company) beneficially owned, directly or indirectly, by each director, nominee for director and each Named Executive Officer(1):

	Title and Percent of Class(2)(3)(4)
Name	Class A		%
Kenneth B. Andre, III	11,455		*
Vicki L. Avril	16,270		*
Bruce A. Edwards	13,270		*
Mark A. Emkes	11,760		*
John F. Finn	11,760		*
David B. Fischer	41,568		*
Michael J. Gasser	224,713		*
Daniel J. Gunsett	18,564		*
Judith D. Hook	28,512	(5)	*
Karen P. Lane	16,204		*
Gary R. Martz	37,959		*
John W. McNamara	6,731	(6)	*
Patrick J. Norton	34,270		*
Ivan Signorelli	38,293		*

	Title and Percent of Class(1)
Name	Class B		%
Kenneth B. Andre, III	—		*
Vicki L. Avril	—		*
Bruce A. Edwards	—		*
Mark A. Emkes	—		*
John F. Finn	—		*
David B. Fischer	—		*
Michael J. Gasser	23,796		*
Daniel J. Gunsett	2,153,360	(7)	9.7%
Judith D. Hook	2,825,119	(8)	12.8%
Karen P. Lane	—		*
Gary R. Martz	600		*
John W. McNamara	265,670	(9)	1.2%
Patrick J. Norton	—		*
Ivan Signorelli	—		*

*	Less than one percent.

(1)	Does not include beneficial ownership information for Robert M. McNutt, who is listed as a Named Executive Officer in the Summary Compensation Table. We no longer have current beneficial ownership information for Mr. McNutt because of his resignation from the Company on July 1, 2013.

(2)	Except as otherwise indicated below, the persons named in the table (and their spouses, if applicable) have sole voting and investment power with respect to all shares of Class A Common Stock or Class B Common Stock, as the case may be, owned by them.

(3)	This table includes shares of Class A Common Stock subject to current exercisable options, or options exercisable within 60 days of December 20, 2013, granted by the Company under certain stock option plans, for the following directors and Named Executive Officer: Ms. Avril — 4,000; Mr. Gasser — 45,845; Mr. Gunsett — 4,000; Ms. Hook — 4,000; and Mr. Signorelli — 4,000.

(4)	This table includes restricted shares of Class A Common Stock that have been awarded to directors under the Company’s 2005 Outside Directors Equity Award Plan, including shares the receipt of which has been deferred at the director’s election under the terms of the Directors Deferred Compensation Plan. If deferral is elected, shares are issued to the trustee of a rabbi trust established in connection with the Directors Deferred Compensation Plan. The total number of shares of Class A Common Stock held in the rabbi trust for the benefit of each director as of December 20, 2013, was as follows: Ms. Avril — 10,564 shares; Mr. Edwards — 10,564 shares; Mr. Emkes — 7,950 shares; Mr. Finn — 9,760 shares; Mr. Gasser — 1,759 shares; Mr. Gunsett — 4,921 shares; Ms. Hook — 4,921 shares; Mr. McNamara — 6,731 shares; and Mr. Norton — 12,270 shares. See also “Compensation Discussion and Analysis – Director Compensation Arrangements.”

(5)	Includes shares of Class A Common Stock held by Ms. Hook (A) as trustee under her revocable trust and a family trust, and (B) which have been awarded to Ms. Hook under the Company’s 2005 Outside Directors Equity Award Plan and receipt has been deferred as set forth in footnote (4) of this table.

(6)	Includes shares of Class A Common Stock which have been awarded to Mr. McNamara under the Company’s 2005 Outside Directors Equity Award Plan and receipt has been deferred as set forth in footnote (4) of this table. Does not include shares held by Virginia D. Ragan, who is Mr. McNamara’s mother. Mr. McNamara disclaims beneficial ownership of all shares of Class A Common Stock held by Ms. Ragan.

(7)	Nob Hill Fiduciary Company is the sole trustee of the Nob Hill Trust and a related family trust, having been appointed as the successor trustee of these trusts on December 29, 2011. The Board of Directors of Nob Hill Fiduciary Company has authorized the Secretary of Nob Hill Fiduciary Company to vote the shares of Class B Common Stock held in each of these trusts. Daniel J. Gunsett is the current Secretary of Nob Hill Fiduciary Company and, as such, may be considered as beneficially owning the shares of Class B Common Stock held in each of these trusts. Includes shares of Class B Common Stock held by Mr. Gunsett (A) as a result of his position as the Secretary of Nob Hill Fiduciary Company (2,150,360 shares), and (B) individually (3,000 shares). For Nob Hill Trust, 1,500,000 shares have been pledged as security for a loan.

(8)	All shares held by Ms. Hook as trustee under her revocable trust, a family trust, and a charitable lead annuity trust for the benefit of a minor beneficiary.

(9)	All shares held by Mr. McNamara as trustee of a family trust and a voting trust. Does not include shares held by Virginia D. Ragan, who is Mr. McNamara’s mother. See prior table for beneficial ownership information regarding Ms. Ragan’s beneficial ownership of Class B Common Stock. Mr. McNamara disclaims beneficial ownership of all shares of Class B Common Stock held by Ms. Ragan.

The Class A Common Stock has no voting power, except when four quarterly cumulative dividends upon the Class A Common Stock are in arrears and in certain other limited circumstances.

The following table sets forth the equity securities beneficially owned by all directors and executive officers, including the named executive officers, as a group (21 persons) as of December 20, 2013:

Title of Class of Stock	Amount Beneficially Owned	Percent of Class
Class A Common Stock(1)(2)	565,541	2.2%
Class B Common Stock	5,269,145	23.8%

(1)	Includes 64,345 shares subject to currently exercisable options or options exercisable within 60 days of December 20, 2013, granted by the Company under certain stock option plans.

(2)	Includes 69,440 shares of Class A Common Stock held in a rabbi trust for the benefit of directors as of December 20, 2013. These shares were awarded to directors under the Company’s 2005 Outside Directors Equity Award Plan and their receipt was deferred under the terms of the Directors Deferred Compensation Plan.

EXECUTIVE OFFICERS OF THE COMPANY

The following information relates to executive officers of the Company (elected annually):

Name	Age (1)	Positions and offices	Year first became executive officer
David B. Fischer	51	President and Chief Executive Officer	2004
Peter G. Watson	56	Chief Operating Officer and President, Soterra LLC (subsidiary company)	2011
Gary R. Martz	55	Executive Vice President, General Counsel and Secretary	2002
Ivan Signorelli	61	Senior Vice President and Group President, RIPS—EMEA and Asia, Fustiplast and EarthMinded LCS	2005
Addison P. Kilibarda	48	Vice President and Group President, RIPS—Americas, CLCM, Delta & GPA	2011
Karen P. Lane	65	Senior Vice President, People Services and Talent Development	2007
Daniel R. Lister, Jr.	41	Vice President and Division President, Flexible Products and Services	2014
Nadeem S. Ali	44	Vice President, Treasurer	2012
Kenneth B. Andre, III	48	Vice President, Corporate Controller	2006
Douglas W. Lingrel	49	Vice President and Chief Information Officer	2010
Michael S. Mapes	35	Vice President, Global Strategy	2011
Sharon R. Maxwell	64	Assistant Secretary	1997

(1)	As of February 24, 2014, the date for the 2014 Annual Meeting of Stockholders of the Company.

David B. Fischer has served as Chief Executive Officer since November 1, 2011, and as President since 2007. From 2007 until October 2011, he also served as Chief Operating Officer. From 2004 until 2007, Mr. Fischer served as Senior Vice President and Divisional President, Industrial Packaging & Services — Americas, which also included responsibility for Africa. He assumed additional responsibility for Australia and Asia in 2005 and 2006.

Peter G. Watson has served as Chief Operating Officer since January 1, 2014. From September 2012 until December 31, 2013, Mr. Watson was the Vice President and Group President, Paper Packaging & Services, Global Sourcing and Supply Chain and Greif Business System. Since May 2013, Mr. Watson has also served as President of Soterra LLC, which operates the Company’s Land Management business segment. From January 2010 to September 2012, he served as Vice President and Division President, Paper Packaging & Services. Prior to January 2010 and for more than five years, Mr. Watson served as President of CorrChoice (a division of the company).

Gary R. Martz has served as Executive Vice President since June 2010 (and prior to that as Senior Vice President) and as General Counsel and Secretary since joining the Company in 2002. Mr. Martz also has served as President of Soterra LLC, which operates the Company’s Land Management business segment, from 2005 until May 2013. Prior to 2002, he was a partner in the law firm of Baker & Hostetler LLP.

Ivan Signorelli has served as Senior Vice President and Group President, RIPS—EMEA and Asia, Fustiplast and EarthMinded LCS since September 2012. From 2007 to September 2012, Mr. Signorelli served as Divisional President, Industrial Packaging—Europe, Middle East, and Africa. From 2005 to 2007, Mr. Signorelli served as Senior Vice President, Industrial Packaging—Europe. From 1997 to 2005, Mr. Signorelli served as the Strategic Business Unit Manager of Latin America for Industrial Packaging & Services.

Addison P. Kilibarda has served as Vice President and Group President, RIPS—Americas, Container Life Cycle Management, Delta Companies Group and Greif Packaging Accessories since

September 2012. From May 2010 to September 2012, he served as Vice President and Division President, Rigid Industrial Packaging & Services—North America. From January 2008 to April 2010, Mr. Kilibarda served as Vice President GBS Worldwide. From August 2005 to December 2007, Mr. Kilibarda served as Vice President and General Manager, Greif Australia and New Zealand.

Karen P. Lane has served as Senior Vice President, People Services and Talent Development since 2007.

Daniel R. Lister, Jr. has served as Vice President and Division President, Flexibles Products and Services since January 2014. From August 2010 until January 2014, Mr. Lister served as President, EarthMinded® Life Cycle Services (the Company’s reconditioning business unit). In addition, since November 2011 he served as SBU Manager, Western Europe. From August 2009 until August 2011, Mr. Lister served as Director, Middle East Development. From 2007 until August 2009, Mr. Lister served as General Manager of the Delta Companies Group (the Company’s blending and filling business unit).

Nadeem S. Ali has served as Vice President and Treasurer since 2012. Prior to that time, and for more than five years, he served as Treasury Director/Financial Controller at Cummins Inc., which designs, manufactures, distributes and services engines and related technologies.

Kenneth B. Andre, III has served as Vice President and Corporate Controller since 2006, and in that capacity, is the chief accounting officer of the Company. He also served as Chief Information Officer from 2003 to 2009.

Douglas W. Lingrel has served as Vice President and Chief Information Officer since February 2009. From 2005 to 2009, Mr. Lingrel served as Vice President, Global Supply Chain Process and Administration.

Michael S. Mapes has served as Vice President, Global Strategy since January 2014. From February 2011 until January 2014, Mr. Mapes served as Vice President and Division President, Flexible Products and Services. From June 2010 to January 2011, Mr. Mapes served as Vice President and SBU Manager Flexible Products and Services. From December 2007 to May 2010, Mr. Mapes served as Vice President and General Manager Greif Packaging Accessories. Mr. Mapes also served as Vice President and General Manager Load Securement from August 2006 to November 2007.

Sharon R. Maxwell has served as the Assistant Secretary of the Company for more than five years. She has also served as Mr. Gasser’s Executive Assistant for a period of more than five years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons owning more than 10% of a registered class of the Company’s equity securities, to file reports of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during its 2013 fiscal year all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with by such persons other than Vicki L. Avril and John F. Finn, both of whom are directors and failed to timely report one transaction which related to board member compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Daniel J. Gunsett, Mark A. Emkes, Judith D. Hook, and Patrick J. Norton served as members of the Company’s Compensation Committee for the 2013 fiscal year. During the 2013 fiscal year, the Company retained the law firm of Baker & Hostetler LLP to perform certain legal services on its behalf, and it anticipates retaining such firm in the 2014 fiscal year. Mr. Gunsett is a partner of Baker & Hostetler LLP. The Board has determined that Mr. Gunsett and the other members of the Company’s Compensation Committee met all of the applicable standards of independence for compensation committee members.

No executive officer of the Company served during the 2013 fiscal year as a member of a compensation committee or as a director of any entity of which any of the Company’s directors served as an executive officer.

COMPENSATION COMMITTEE

During the 2013 fiscal year, the Compensation Committee members were Daniel J. Gunsett—chairperson, Mark A. Emkes, Judith D. Hook and Patrick J. Norton.

The Compensation Committee’s responsibilities include, among other matters, the following:

•

reviewing and approving the compensation of the Chief Executive Officer and the Company’s other named executive officers except Mr. Andre to ensure that their compensation is consistent with the Company’s compensation policies and philosophies and does not encourage officers to take unnecessary and excessive risk;

•	reviewing, approving and overseeing the administration of the Company’s equity-based compensation plans;

•

reviewing and discussing with management and, based upon this review and discussion, recommending to the Board of Directors whether the Compensation Discussion and Analysis be included in the Company’s proxy statement; and

•	reviewing and approving compensation programs limited to executive officers and other key employees.

See “Compensation Discussion and Analysis” for the Chief Executive Officer’s role in executive compensation determination.

The Compensation Committee also has a Special Subcommittee on Incentive Compensation (the “Special Subcommittee”) that administers the Company’s Short Term Incentive Plan, Long Term Incentive Plan and Two-Year Reinvigorated Incentive Plan. The members of the Special Subcommittee are Patrick J. Norton — chairperson, Mark A. Emkes and Judith D. Hook. These plans, both of which have received stockholder approval, are intended to provide participants with incentive compensation that is not subject to the deduction limitation rules prescribed under Section 162(m) of the Code. All of the members of the Special Subcommittee are “outside directors” as that term is defined in Section 162(m) of the Code.

The Special Subcommittee’s responsibilities for the Short Term Incentive Plan, Long Term Incentive Plan and Two-Year Reinvigorated Incentive Plan include, among other matters, the following:

•	selecting participants from among the Company’s executive officers and key employees;

•

at the beginning of a performance period, establishing the performance goals to be achieved and the target amount of the awards to be earned by participants based upon the level of achievement of such performance goals; and

•	after the end of the performance period, certifying the extent to which the performance goals have been achieved and determining the amount of the awards that are payable to participants.

See “Compensation Discussion and Analysis — Elements of Compensation — Short Term Incentive Plan” and “— Long Term Incentive Plan” below for a more detailed discussion of these plans. In addition, for a discussion of the role of the Chief Executive Officer in determining or recommending the amounts or forms of compensation paid to the Company’s executive officers, see the “Compensation Discussion and Analysis” below.

The Compensation Committee also uses an outside compensation consultant, Towers Watson, to provide it with peer group and market information to enable the Compensation Committee to confirm that the Company’s executive compensation is competitive and commensurate with the executive officers’ responsibilities and to provide advice on market trends in executive compensation practices. Towers Watson also provides other services for the Company. The Compensation Committee considered all the “independence” factors listed in the NYSE listing requirements and determined that Towers Watson does not have a conflict of interest that will influence the advice provided by Towers Watson to the Compensation Committee. These factors include: the fees paid by the Company to Towers Watson in the most recent year reviewed were insignificant in comparison to Towers Watson’s global revenues; the existence and effectiveness of Towers Watson’s consulting protocols and procedures; the lack of business or personal relationships between Towers Watson and the Compensation Committee members and the executive officers of the Company and the fact that the Towers Watson owns no Company stock. In addition, the information provided by Towers Watson is used by the Compensation Committee and the Special Subcommittee to provide context for their decision making process and is not used to determine or recommend the amount or form of compensation paid to our executive officers, including our named executive officers.

The charter for the Compensation Committee is available on the Company’s website located at www.greif.com under “Investor Center — Corporate Governance.” All of the members of the Compensation Committee are independent directors as defined in the NYSE listing standards and meet the categorical standards of independence adopted by the Board. Furthermore, the Board has determined that, after considering all factors specifically relevant to determining whether a member of the Company’s Compensation Committee has a relationship to the Company which is material to his or her ability to be independent from management in connection with the duties of a Compensation Committee member, all of the members of the Company’s Compensation Committee are independent under the compensation committee independence tests of the New York Stock Exchange. See “Corporate Governance — Director Independence” above. The Compensation Committee and the Special Subcommittee have the authority to hire their own attorneys, compensation consultants and other advisors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis below with the Company’s management and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for its 2013 fiscal year (the “2013 Form 10-K”).

Submitted by the Compensation Committee of the Board of Directors.

Daniel J. Gunsett, Committee Chairperson

Mark A. Emkes

Judith D. Hook

Patrick J. Norton

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis section is to discuss and analyze the objectives and implementation of our executive compensation programs with respect to our Named Executive Officers set forth in the Summary Compensation Table below. For purposes of this Proxy Statement, the Named Executive Officers set forth in the Summary Compensation Table other than Mr. Andre will be referred to as the “Senior Executive Officers.” This analysis should be read in conjunction with the compensation related tables that immediately follow this discussion and analysis, as well as with our 2013 Form 10-K. This discussion and analysis was prepared in cooperation with the Company’s Compensation Committee, the members of which have reviewed and conferred with the Company’s management regarding this discussion and analysis.

Compensation Policies and Philosophies

The Company’s compensation policies and philosophies are designed to align compensation with business objectives, performance and stockholder value, while enabling the Company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the Company. As a manufacturer of industrial packaging products, the Company recruits and hires executives from other major manufacturing companies and Fortune 500 companies, and thus we believe our executive compensation program must be competitive in order to attract and retain our executives, including each of the Named Executive Officers. The Company attempts to achieve its policies and philosophies by establishing performance objectives for its executive officers and by linking compensation to financial performance goals, which may include, but are not limited to, targets for operating profit, cash flow, earnings before interest, tax and depreciation, depletion and amortization and return on net assets.

The Compensation Committee further believes that a portion of each executive’s compensation should be linked to the Company’s short-term and long-term performance. In that regard, the Company has an annual cash incentive bonus plan (the “Short Term Incentive Plan”) that links the annual payment of cash bonuses to the achievement of targeted financial performance goals. See “Elements of Compensation — Short Term Incentive Plan.” For fiscal year 2013, compensation under the Short Term Incentive Plan was based upon the achievement of targeted return on net assets goals. The Company also has a long term incentive plan (the “Long Term Incentive Plan”) that links the long-term payment of bonuses to the achievement of targeted financial performance goals. See “Elements of Compensation — Long Term Incentive Plan.” For the three-year performance periods ending in fiscal years 2011 through 2013, inclusive, compensation under the Long Term Incentive Plan was based upon the achievement of targeted earnings per share and free cash flow goals. For the three-year performance periods beginning in fiscal years 2012, 2013 and 2014 (and ending in fiscal years 2014, 2015 and 2016, respectively, and assuming with respect to the performance period beginning in fiscal year 2014 that Proposal No. 2 in this Proxy Statement is approved by the shareholders), compensation under the Long Term Incentive Plan is based upon the achievement of targeted earnings before interest, taxes, depreciation, depletion and amortization. The Long Term Incentive Plan aligns stockholder value with compensation by providing for a portion of the payouts in restricted shares, as well as cash. The Long Term Incentive Plan is also intended to facilitate compliance with the Company’s stock ownership guidelines. See “Elements of Compensation — Stock Ownership Guidelines” below.

As a result of global economic conditions and economic uncertainty, the Company’s management implemented certain cost-cutting measures for calendar year 2012 including the suspension of (a) salary increases for calendar year 2012, where legally permissible, for all employees, including the Named Executive Officers, but excluding certain production and other hourly employees and employees in countries with high rates of inflation and (b) matching contributions in the 401(k) plan of the Company except as required by collective bargaining agreements. In July 2012, a 3% salary increase was instituted for all salaried employees that did not receive salary increases at the beginning of 2012, including the Named Executive Officers except for Mr. Fischer, for the remainder of calendar year 2012, and matching contributions in the Company’s 401(k) plan were reinstated.

During 2013, management of the Company, with the assistance of Towers Watson, an outside compensation consultant, performed an assessment of the risks associated with the Company’s incentive plans and determined that such plans are not reasonably likely to have a material adverse effect on the Company.

CEO’s Role in Executive Compensation Determinations.

Our Chief Executive Officer reviews the performance of each Senior Executive Officer (other than himself) on an annual basis. Mr. Fischer was our Chief Executive Officer for the 2013 fiscal year. After completing his performance review, the Chief Executive Officer makes recommendations to the Compensation Committee on the amount of each such Senior Executive Officer’s base salary for the upcoming calendar year and on award opportunities with respect to the Short Term Incentive Plan for the upcoming fiscal year and the Long Term Incentive Plan for the prospective three-year performance period. The Chief Executive Officer makes his recommendations based on his subjective review of pre-established categories of executive performance for each Senior Executive Officer, as approved by the Compensation Committee and as discussed under “2013 Performance Reviews of the Chief Executive Officer and Other Named Executive Officers” below. The Compensation Committee establishes base salaries for the Senior Executive Officers after reviewing and discussing the Chief Executive Officer’s recommendations with him, and the Special Subcommittee, which administers the Short Term Incentive Plan and the Long Term Incentive Plan, establishes award opportunity levels under those plans.

Due to the absence of a Chief Financial Officer at the end of the 2013 fiscal year, Mr. Fischer also completed Mr. Andre’s performance review and determined Mr. Andre’s base salary for the upcoming calendar year. In addition, consistent with the process described in the preceding paragraph, Mr. Fischer also made recommendations to the Special Subcommittee on the amount of Mr. Andre’s award opportunities with respect to the Short Term Incentive Plan for the upcoming fiscal year and the Long Term Incentive Plan for the prospective three-year performance period.

Peer Group Review.

As stated above, the Company understands that to accomplish its objectives, including keeping its executive talent, it needs to pay competitive compensation. As a result, the Compensation Committee periodically, but at least annually, reviews comparable positions in the market to confirm that the compensation paid to the Company’s Chief Executive Officer and other Senior Executive Officers remains competitive. For the 2013 fiscal year, the Compensation Committee engaged Towers Watson, an outside compensation consultant, to provide it with peer group and market information to enable the Compensation Committee to confirm that the Company’s executive compensation was competitive and commensurate with the executive officers’ responsibilities and to provide advice on market trends in executive compensation practices. Towers Watson did not at any time determine or recommend the amount or form of compensation paid to our executive officers, including our Named Executive Officers.

The companies in the peer group were selected by the Compensation Committee based on the nature, composition, geographic scope, complexity and key financial data of potential peer companies in the packaging, paper, manufacturing and industrial businesses. The Compensation Committee reviews the peer group compensation in comparison with the Company’s Senior Executive Officer compensation levels. The Compensation Committee does not establish targets or benchmarks in assessing peer data in comparison with the Company’s executive compensation, but rather uses peer and other market data to confirm that the Company’s compensation awards are comparable and competitive with peer and market data. For the 2013 fiscal year, the Company’s peer group consisted of the following companies:

Aptargroup, Inc.	Owens-Illinois, Inc.
Armstrong World Industries, Inc.	Packaging Corporation of America
Avery Dennison Corporation	Rock-Tenn Company
Ball Corporation	Sealed Air Corporation
Bemis Company Inc.	Silgan Holdings, Inc.
Crown Holdings, Inc.	Sonoco Products Company
Graphic Packaging Holding Company	USG Corporation
MeadWestvaco Corp.	Valmont Industries, Inc.
Owens Corning	Vulcan Materials Company

Elements of Compensation

During the 2013 fiscal year, the key elements of the Company’s compensation package were base salary, cash awards under the Short Term Incentive Plan, a combination of cash and restricted stock awards under the Long Term Incentive Plan, retirement benefits under various Company sponsored pension plans, deferred cash awards under a deferred compensation plan and a supplemental executive retirement plan (the “SERP”) or defined contribution supplemental executive retirement plan (the “DC SERP”). The Company also offers annual physical health exams as a perquisite and other benefits to its Senior Executive Officers, such as a 401(k) plan available to all U.S. employees that provides eligible participants with a variety of investment choices, including a Company stock fund. One of our Named Executive Officers is on an expatriate assignment in Europe where other perquisites are typically offered, see “— Perquisites” below and footnote (6) of the “Summary Compensation Table.”

The Compensation Committee uses tally sheets for the Chief Executive Officer and each of the other Senior Executive Officers to review total compensation and each of the elements of compensation. These tally sheets typically contain the following information: current base salary; the Short Term Incentive Plan payments for the preceding two fiscal years, and the anticipated payment for the fiscal year just ended; the Long Term Incentive Plan payments for the preceding two fiscal years, and the anticipated payment to be made for the three-year period just ended; the current value of the SERP or the DC SERP, as applicable; the value of the Company’s perquisites (discussed below); and the value of any unexercised stock options. Tally sheets are used by the Compensation Committee to ensure that it has access to a comprehensive summary of each Senior Executive Officer’s total compensation, or potential total compensation, as the Compensation Committee makes compensation decisions for the next calendar year. The Compensation Committee’s final determinations regarding one element of compensation are independent of the other elements of compensation and do not affect decisions regarding those other elements of compensation, other than to the extent that awards under the Short Term Incentive Plan and the Long Term Incentive Plan are calculated by using a percentage of base salary. Further, the base salaries are also compared to the compensation levels of other executive officers having equivalent responsibility within the Company for internal fairness purposes.

Base Salary

For the 2014 calendar year, the base salaries for the Chief Executive Officer and each of the other Named Executive Officers is based upon the scope of their responsibilities and an assessment of each of their contributions towards the Company’s success. In addition, each Senior Executive Officer’s base salary was impacted by his performance during the prior twelve-month period against the criteria described below in “2013 Performance Reviews of Chief Executive Officer and Other Named Executive Officers,” as reviewed by the Compensation Committee and recommended by Mr. Fischer (for each

Senior Executive Officer other than himself). The base salaries were also compared to the compensation levels of other executive officers having equivalent responsibility at the peer group companies to confirm that the base salaries were competitive with the market. In making his base salary recommendations for calendar year 2014, Mr. Fischer noted the following factors for the performance of each of the Named Executive Officers during the prior calendar year: for Mr. Martz, his sound judgment continues to guide the Company through a complex regulatory environment, his business and legal acumen continues to define and simplify many of the complex challenges and opportunities faced by the Company and his efforts to develop a unified strategy for realizing additional value from the Company’s real estate portfolio; for Mr. Signorelli, his experienced leadership continues to guide our European and Asian businesses through challenging economic conditions and the slow global economic recovery; for Ms. Lane, her continued leadership of our human resources team and her commitment to robust talent development and succession planning initiatives; and for Mr. Andre, his leadership, hard work and professionalism during a time of transition for the Company’s finance team.

For calendar year 2014, the Special Subcommittee approved the following salary increases for each of the Named Executive Officers: for Mr. Fischer, a 6.3% increase; for Mr. Martz, a 5.0% increase; for Mr. Signorelli, a 2.0% increase, and for Ms. Lane, a 4.7% increase. For calendar year 2014, Mr. Fischer approved a 3.0% increase for Mr. Andre.

Short Term Incentive Plan

The Short Term Incentive Plan is intended to provide short-term incentive compensation to participants, which, consistent with our compensation objectives, is linked to the profitability of the Company’s businesses during each fiscal year. The Short Term Incentive Plan, which has received stockholder approval, is also intended to provide participants with incentive compensation that is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code. See “— Tax Considerations Affecting Compensation Decisions” below.

The Special Subcommittee administers the Short Term Incentive Plan. Among other matters, the Special Subcommittee approves participants for the Short Term Incentive Plan from among the Company’s executive employees and determines the performance goals, target amounts, award opportunities and other terms and conditions of awards under the Short Term Incentive Plan. Awards under the Short Term Incentive Plan consist of cash amounts payable upon the achievement, during a specified performance period, of specified objective performance goals. At the beginning of a performance period for a given award, the Special Subcommittee establishes the performance goals, award opportunity and the target amount of the award which will be earned by the Named Executive Officers if the performance goals are achieved in full, together with any lesser or greater amount that will be earned if the performance goals are only partially achieved or exceeded. After the end of the performance period, the Special Subcommittee certifies the extent to which the performance goals are achieved and determines the amount of the award that is payable.

Consistent with prior years, the Short Term Incentive Plan’s 2013 fiscal year financial performance goals were based, and its 2014 fiscal year financial performance measures will be based, upon the achievement of targeted measures of return on net assets (“RONA”), subject to such adjustments that the Special Subcommittee determines to be necessary to reflect accurately the RONA of the Company and/or one or more operating groups of the Company on the award date. The Special Subcommittee originally chose RONA as the measure for the Short Term Incentive Plan because it believed this metric to be the best measure of current profitability supporting growth. For fiscal years 2011, 2012 and 2013, the targeted measure of RONA for all Named Executive Officers was based on corporate performance (“Corporate RONA”) except with respect to Mr. Signorelli. For fiscal year 2013, Mr. Signorelli’s award was based 50% on Corporate RONA and 50% on the RONA of the Company’s Rigid Industrial Packaging & Services business segments in the Europe, Middle East and Africa and the Asia Pacific regions (“EMEA/APAC RONA”). For fiscal years 2011 and 2012, Mr. Signorelli’s award was based 50% on Corporate RONA and 50% on the RONA of the Company’s Rigid Industrial Packaging & Services business segments in the Europe, Middle East and Africa only.

No incentive bonus is paid if the RONA calculation is below the threshold established for that specific performance period, using the formula for the calculation as stated in the Short Term Incentive Plan (see the Summary Compensation Table and Grants of Plan-Based Awards Table below for information on the plan formula). For fiscal year 2013, the threshold Corporate RONA and EMEA/APAC RONA calculations were 9.0% and 17%, respectively, and for fiscal year 2014 the threshold Corporate RONA is 9.8%. Achievement of the applicable threshold RONA calculation would result in a 50% payout of each individual Named Executive Officer’s award potential. For fiscal year 2013, the target Corporate RONA and EMEA/APAC RONA calculations were 11.6% and 21.2%, respectively, and for fiscal year 2014 the target Corporate RONA is 12.3%. Achievement of the applicable target RONA calculation would result in a 100% payout of each eligible individual Named Executive Officer’s award potential. For fiscal year 2013, the maximum Corporate RONA and EMEA/APAC RONA calculations were 15.9% and 25.4%, respectively, and for fiscal year 2014 the maximum Corporate RONA is 14.8%. Achievement of the applicable maximum RONA calculation would result in a 200% payout of each individual Named Executive Officer’s award potential. No additional incentive bonus is paid beyond the established applicable maximum RONA calculation for each performance period. Under the Short Term Incentive Plan, the maximum payment that could be paid to any participant during any twelve-month period is $2.0 million. The Special Subcommittee establishes the threshold number as being realistic and the maximum as being aggressive for each performance period.

For fiscal year 2013, Mr. Fischer’s award potential was 110% of his base salary, Mr. Martz’s award potential was 60% of his base salary, Mr. Signorelli’s aggregate award potential was 55% of his base salary, Ms. Lane’s award potential was 55% of her base salary, and Mr. Andre’s award potential was 40% of his base salary. For fiscal year 2014, Mr. Fischer’s award potential is 110 % of his base salary, Mr. Martz’s award potential is 65% of his base salary, Mr. Signorelli’s aggregate award potential is 60% of his base salary, Ms. Lane’s award potential is 55% of her base salary, and Mr. Andre’s award potential is 40% of his base salary.

Long Term Incentive Plan

The Long Term Incentive Plan is intended to focus management on the key measures that drive superior performance over the longer-term. The Long Term Incentive Plan is also intended to provide participants with incentive compensation that is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code. See “— Tax Considerations Affecting Compensation Decisions” below.

The Special Subcommittee administers the Long Term Incentive Plan. Employees of the Company who are designated by the Special Subcommittee as “key employees” are eligible to participate in and receive awards under the Long Term Incentive Plan. Specifically, the Long Term Incentive Plan is based on three-year performance periods that commence at the start of every fiscal year. At the beginning of each three-year performance period, the Special Subcommittee selects and establishes the award opportunity for each Named Executive Officer based on the Special Subcommittee’s reasoned business judgment and subjective review of, based in part on the recommendation of the Chief Executive Officer, his or her scope of responsibility and historical performance and the performance goals for that three-year performance period which, if met, will entitle the executive to the payment of the incentive compensation award.

For each three-year performance period commencing prior to November 1, 2011, the performance goals were based in equal parts on targeted levels of “earnings per share” and “free cash flow.” These two metrics were originally chosen by the Special Subcommittee because it believed that in the aggregate they best measured long-term growth and the creation of shareholder value. For the purposes of the Long Term Incentive Plan, “earnings per share” for a performance period are subject to adjustments determined by the Special Subcommittee as necessary to reflect accurately the earnings per share of the Company at the award date. For the purposes of the Long Term Incentive Plan, “free cash flow,” means the Company’s net cash provided by operating activities for the performance period, subject to adjustments determined by the Special Subcommittee as necessary to reflect accurately the free cash flows of the Company at the grant date. For the three-year performance periods commencing on and after November 1, 2011, the performance goals are based on targeted levels of earnings before interest, taxes, depreciation, depletion and amortization. This measure was chosen because the Special Subcommittee believes it is the one most aligned with current analyses for maximizing shareholder value.

For each performance period, participants are to be paid 50% in cash and 50% in restricted shares of the Company’s Class A and/or Class B Common Stock, as determined by the Special Subcommittee, with the number of restricted shares awarded being based on the average closing price of such restricted shares during the 90 day period preceding the day that the performance criteria for the applicable three-year performance period was established. The Special Subcommittee believes that awarding restricted shares in lieu of cash better aligns the interests of the Named Executive Officers and other key employees with the interests of the Company’s stockholders and facilitates compliance with the stock ownership guidelines by participants. See “Stock Ownership Guidelines” below. All restricted stock issued pursuant to the Long Term Incentive Plan is fully vested on the date of issuance, with a restriction on the sale or transfer of the restricted shares within a prescribed time period determined by the Special Subcommittee (typically one year and one day from the date of issuance) that is not impacted in any way upon a change in control of the Company.

The Special Subcommittee may establish a range of performance goals which correspond to, and will entitle participants to receive, various levels of awards based on percentage multiples of the “target incentive award,” which is the incentive compensation amount to be paid to participants when the performance criteria designated as the “100% award level” is met. The Special Subcommittee establishes the target incentive award for each participant based on a percentage of that participant’s average base salary (exclusive of any bonus and other benefits) during the three-year performance period. Under the Long Term Incentive Plan, each range of performance goals may include levels of performance above and below the 100% performance level, ranging from a minimum of 0% to a maximum of 200% of the target incentive award. The Special Subcommittee may also establish a minimum level of performance goal achievement below which no awards are paid to any participant. For the three-year performance periods commencing in fiscal years 2011, 2012 and 2013, the minimum level of performance goal achievement is 33% of the target award.

After the performance goals are established, the Special Subcommittee aligns the achievement of the performance goals with the award opportunities, such that the level of achievement of the pre-established performance goals at the end of the performance period determines the “final awards” (i.e., the actual incentive compensation earned during the performance period by the participant). The established award opportunities vary in relation to the scope of responsibilities of each participant and historical performance.

For the three-year period that ended in fiscal year 2013, the threshold calculation for the three-year cumulative “earnings per share” metric component was $12.54, the achievement of which would result in a 33% payout of each individual Named Executive Officer’s award potential, and the threshold calculation for the three-year cumulative “free cash flow” metric component was $717 million, the achievement of which would result in a 33% payout of each individual Named Executive Officer’s award potential. For this period, for Mr. Fischer the award potential was 225% of his base salary, for Mr. Martz the award potential was 160% of his base salary, for Mr. Signorelli the award potential was 120% of his base salary, for Ms. Lane the award potential was 120% of her base salary and for

Mr. Andre the award potential was 75% of his base salary. Under the Long Term Incentive Plan for the three year periods ending on or before October 31, 2013, a target “earnings per share” and a target “free cash flow calculation” was established for each performance period the achievement of which would result in a 100% payout for that component of each individual Named Executive Officer’s award potential. For the three-year period that ended in fiscal year 2013, the three-year cumulative target earnings per share calculation was $14.76 and the three-year cumulative target free cash flow calculation was $842 million. Conversely, no additional incentive bonus is paid beyond an established maximum for each three-year performance period. For the three year period that ended in fiscal year 2013, the maximum award was based on $17.71 for the “earnings per share” metric component and $1,015 million for the “free cash flow” metric component, the achievement of each of which would result in a 150% payout for that component of each individual Named Executive Officer’s award potential. The Special Subcommittee established the threshold number as being realistic to achieve and the maximum as being difficult to achieve for this performance period.

Confidentiality—The Company’s “earnings before interest, taxes, depreciation, depletion and amortization” performance goals, used in the Long Term Incentive Plan for each of the three year periods ending in fiscal year 2014, 2015 and 2016, the Class A Common Stock target price performance goals used in the Two Year Plan (see “Elements of Compensation—Two-Year Reinvigorated Incentive Plan”) and the EMEA/APAC RONA performance goals for fiscal year 2014 are not included in this Compensation Discussion and Analysis section because the Company believes that disclosure of this information would cause the Company substantial competitive harm. In the rigid industrial packaging and the flexible products segments of the Company’s business, which account for over three-quarters of the Company’s revenues, the Company’s competitors are mostly privately-held companies that generally do not disclose their financial information, executive salaries and other key information to the public. The Company does not provide stock price guidance or target prices to investors and although the Company provides earnings guidance to investors, the Company attempts to incentivize key employees at levels above and below this guidance at a higher or lower percentage of their annual base salaries and the public disclosure of such levels could create confusion with investors. In addition, the public disclosure of the prospective targets and ranges of earnings before interest, taxes, depreciation, depletion and amortization under our Long Term Incentive Plan would cause substantial competitive harm because, among other matters, the Company would be disclosing to its competitors the long-term bonus structure of its Named Executive Officers and other key employees and would be providing competitors with the Company’s anticipated level of earnings for the next three years, which could provide significant insight into the Company’s corporate initiatives and activities, including merger and acquisition activities and other growth plans. Furthermore, because the Company’s significant competitors in the rigid industrial packaging and the flexible products segments do not make similar disclosures, the Company’s detailed disclosure of targeted earnings before interest, taxes, depreciation, depletion and amortization gives a competitive advantage to its competitors.

For purposes of illustration and to provide context to our stockholders regarding the difficulty our Named Executive Officers face in achieving the performance targets under the Long Term Incentive Plan, the percent of the target goal achieved for each performance target for each of the three year periods ending in the last three fiscal years is set forth below:

Fiscal Year	Earnings per Share		Operating Cash Flow
	Target Goal Achieved (%)	Maximum of Target Goal Achievable (%)	Target Goal Achieved (%)	Maximum of Target Goal Achievable (%)
2013	0	150	128	150
2012	0	150	90	150
2011	150	150	0	150

Two-Year Reinvigorated Incentive Plan

As discussed under “Long Term Incentive Plan” above, the performance goals under the Long Term Incentive Plan for the three-year performance periods ending in fiscal years 2014 and 2015 are based on targeted levels of earnings before interest, taxes, depreciation, depletion and amortization. Due to the slow nature of the current global economic recovery and the magnitude of the annual level of targeted increases provided by the Special Subcommittee for those periods, it has become apparent that the respective target performance goals for these two three-year performance periods have become largely unachievable. Consequently, the Long Term Incentive Plan for those periods has become less effective than originally envisioned in its primary functions of incentivizing management to reach performance targets that drive maximum shareholder value and serving as a means to retain talented employees. The Two-Year Reinvigorated Incentive Plan (the “Two Year Plan”) is intended to replace this lost incentive opportunity and to continue to focus management on superior performance over the longer-term. The Two Year Plan provides participants with incentive compensation that is subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code.

The Special Subcommittee administers the Two Year Plan. Employees of the Company who are participants in the Long Term Incentive Plan for one or both of the three year periods ending in 2014 and 2015 are eligible to participate and receive an award under the Two Year Plan. The Two Year Plan contains a single performance period that began December 2, 2013 and ends December 31, 2015. The Special Subcommittee has selected and established an award opportunity for each Named Executive Officer based on the Named Executive Officer’s award potential under the Long-Term Incentive Plan for the three year performance periods ending in 2014 and 2015.

The performance goals under the Two Year Plan are based on the price of the Company’s Class A Common Stock. This measure was chosen because the Special Subcommittee believes it is closely aligned with maximizing shareholder value. The Special Subcommittee has established three stock price targets for participants that correspond to, and will entitle participants to receive an award equal to 100%, 150% or 200%, respectively, of each individual participant’s award opportunity. The stock price targets were calculated by applying specified percentage increases to $53.06, which was the average closing stock price measured over a twenty (20) consecutive trading day period commencing ten (10) trading days before the date of the Company’s earnings release for fiscal year 2013. A stock price target will be determined to have been met if the Company’s Class A Common Stock price closes at or above such target price for twenty (20) consecutive trading days during the performance period, as long as the closing stock price for each of the last twenty (20) trading days preceding December 31, 2015 is at least ninety-five percent (95%) of such target price.

Awards will be based on the highest target price achieved, if any, during the performance period and each participant’s payout under the Two Year Plan will be offset by (a) the greater of (i) an amount equal to a fifty percent (50%) target payout for such participant under the Long Term Incentive Plan for the three-year performance period ending in fiscal year 2014, or (ii) the actual payout for such participant under the Long Term Incentive Plan for the three-year performance period ending in fiscal year 2014, so long as such individual is a participant in that performance period, and (b) the greater of (i) an amount equal to a seventy-six percent (76%) target payout for such participant under the Long Term Incentive Plan for the three-year performance period ending in fiscal year 2015, or (ii) the actual payout for such participant under the Long Term Incentive Plan for the three-year performance period ending in fiscal year 2015, so long as such individual is a participant in that performance period. Failure to achieve a stock price target will result in a 0% payout under the Two Year Plan. Participant awards are to be paid 100% in cash.

Retirement and Deferred Compensation Plans

Pension Plans

The Greif, Inc. Pension Plan (the “Pension Plan”) is a tax-qualified defined benefit plan meeting the requirements of Section 401(a) of the Internal Revenue Code. The Pension Plan is designed to provide benefits to those employees hired in the United States prior to November 1, 2007 who have long and continuous service before retirement. All eligible Named Executive Officers are able to participate in the 35% final average earnings benefit structure under the Pension Plan. Mr. Signorelli is not eligible to participate in the Pension Plan, although he is a participant in other pension plans of the Company for non-U.S. employees. The Pension Plan provides for a monthly benefit for the participant’s lifetime upon reaching the normal retirement age under the Pension Plan, which is 65. The monthly benefit is calculated by multiplying the participant’s annual average compensation (calculated using the five highest years of compensation, capped at Internal Revenue Code limits) by 35% and the number of years of service and divided by 12 months. Participants are 100% vested in the Pension Plan once they have been credited with five years of service with the Company. Thus, Messrs. Fischer, Martz and Andre and Ms. Lane are all 100% vested in the Pension Plan. Once a participant is 100% vested, the participant will have earned a nonforfeitable right to a benefit under the Pension Plan. Benefits commence at the later of age 65 or five years vested in the Pension Plan. The Pension Plan offers early retirement benefits at age 55 on a reduced basis with a required 15 years of service.

Mr. Signorelli participates in pension plans sponsored by subsidiaries of the Company in Brazil and the Netherlands, respectively. These pension plans provide benefits to Mr. Signorelli upon his reaching the normal retirement age under the plans, which is 60 and 65, respectively. Mr. Signorelli is 100% vested in each of the pension plans and has earned a nonforfeitable right to benefits under the plans. The Brazilian pension plan offers early retirement benefits at age 55 with a required 10 years of service. Mr. Signorelli’s Netherlands pension plan does not offer early retirement benefits.

Supplemental Executive Retirement Plans

The SERP provides benefits for a select group of executives, including each of the Senior Executive Officers that also participates in a Company sponsored pension plan. The benefit from applicable pension plans and the SERP is equal to a target percentage (ranging from 40% to 50% depending on job classification) times the executive’s highest three-year average compensation of the last five years worked by the executive and reduced for less than 20 years of continuous service and for receiving benefits prior to the executive’s normal retirement age. “Compensation” for purposes of the SERP includes base salary and payments under the Short Term Incentive Plan, and benefits are payable quarterly under the SERP for 15 years. “Normal retirement age” for purposes of the SERP is age 65. Vesting under the SERP requires 10 years of service or the attainment of the normal retirement age with at least five years of service.

Senior Executive Officers who are not eligible to participate in a Company sponsored pension plan, may participate in the DC SERP. Under this plan, each year the Company accrues into an account an amount equal to a specified percentage of the executive’s annual Compensation as his future retirement benefit. “Compensation” for purposes of the DC SERP includes base salary and payments under the Short Term Incentive Plan. This account is also credited annually with interest based on the discount rate used under the Pension Plan. Vesting under the DC SERP requires 10 years of service or the attainment of age 65 with at least five years service. Vested executives are entitled to the payment of a future benefit upon retirement equal to the accrued amounts and credited interest, which is payable in equal installments quarterly over 15 years. Mr. McNutt participated in the DC SERP prior to his resignation from the Company on July 1, 2013. As of the date of this Proxy Statement, there are no participants in the DC SERP.

Defined Contribution/401(k) Plan

The Company maintains a tax-qualified defined contribution plan meeting the requirements of Section 401(k) of the Internal Revenue Code, commonly called a 401(k) plan, for substantially all of its U.S. employees. The 401(k) plan is available on the same terms to all of our U.S. employees, including our Named Executive Officers who are U.S. employees. Each participant can elect to contribute from 0% to 100% of his or her base salary to the 401(k) plan, subject to Internal Revenue Service and ERISA limitations. The deferred amount is invested in accordance with the election of the participant in a variety of investment choices, including a Company stock fund. Subject to certain limitations, the Company has the option to match a participant’s contributions to the 401(k) plan. While a participant is always vested in his or her own salary reduction contributions, the right of a participant to amounts credited to his or her account as company-matching contributions is subject to vesting as provided by the 401(k) Plan.

As a result of global economic conditions and economic uncertainty at the beginning of the 2012 calendar year, the Company’s management implemented certain cost-cutting measures, including the suspension of the Company’s matching of participant contributions to the 401(k) plan of the Company except as required by collective bargaining agreements. In July 2012, the Company match was reinstituted.

Nonqualified Deferred Compensation Plan

The Company has a nonqualified deferred compensation plan for the Company’s executive officers, including each of the Senior Executive Officers, that allows them to defer income into a nonqualified plan. This plan is compliant with the regulations promulgated by the Internal Revenue Service under Section 409A of the Internal Revenue Code and provides a vehicle for the executives to defer amounts higher than the IRS limits established for qualified plans. The Company may provide a match on any compensation deferred by the Senior Executive Officers equivalent to the match that would have been made in the qualified plan, but for such limits on the amount that could be contributed under the qualified plan; the Company to date has not done so. The Company can also choose to make discretionary contributions into each officer’s account, which the Company to date has elected not to do. Base salary, Short Term Incentive Plan and Long Term Incentive Plan payments are all eligible for deferral into this plan. There are no limits on the amounts of compensation eligible for deferral. For example, an executive officer may defer 100% of his or her compensation.

The deferred compensation and Company match (and Company contributions, if any) are deposited into a rabbi trust to protect and segregate the funds. Deferred funds are invested in the same range of investment options as are available in the Company’s qualified 401(k) plan.

Each year each Senior Executive Officer makes an election whether or not to participate in the plan and at what level he or she wishes to defer. The executive also chooses the investment fund in which he or she wants the funds to be invested. In addition, the executive chooses the schedule on which these funds are to be distributed to them or their beneficiary upon retirement or death.

Perquisites.

In addition to the compensation described above, the Company administers a health and wellness program for its executive officers, including its Senior Executive Officers, which includes yearly general physical exams. The Company offers no other perquisites to its Senior Executive Officers who work in the United States of America. Mr. Signorelli, who is based in Europe, is provided with a car in accordance with customary local practice as well as benefits customarily provided to employees on expatriate assignments, including a foreign service allowance and certain housing benefits.

Stock Ownership Guidelines.

In order to better align the interests of the executive officers and key employees of the Company and stockholders of the Company, the Board believes that executive officers and key employees should have a financial stake in the Company. In furtherance of the Company’s commitment to sound corporate governance, the Board believes that the President/Chief Executive Officer of the Company should own a minimum of five times his annual base salary in shares of Company common stock, each of the other executive officers of the Company should own a minimum of three times their annual base salary in shares of Company common stock, and each of the other key employees participating in the Long Term Incentive Plan should own a minimum of one times their annual base salary in shares of Company common stock. Beginning five years after initial participation in the Long Term Incentive Plan or the attainment of a position that requires a higher threshold, officers and other key employees of the Company, including the Chief Executive Officer, are required to retain 100% of their shares of restricted stock awarded under the Long Term Incentive Plan (all of which shares are fully vested upon issuance) until such ownership thresholds have been achieved. The Board will evaluate whether exceptions should be made in the case of any employee who, due to his or her unique financial circumstances, would incur a hardship by complying with these requirements.

Tax Considerations Affecting Compensation Decisions.

Section 162(m) of the Code imposes a limit on the amount of compensation that the Company may deduct in any one year with respect to certain “covered employees,” unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Code, is fully deductible if the programs are approved by stockholders and meet other requirements. Our Short Term Incentive Plan and Long Term Incentive Plan have both been approved by our stockholders and thus are designed to permit us to receive a federal income tax deduction for the awards made pursuant to the incentive plans. However, we seek to maintain flexibility in compensating our executives, and, as a result, our Compensation Committee has not adopted a policy requiring all compensation to be deductible.

In addition, if any of the Company’s “covered employees” average base salary during the three-year performance period under our Long Term Incentive Plan exceeds by more than 130% such person’s base salary on the first day of the performance period, then such person’s average base salary for purposes of calculating the final award will be capped at 130% of such person’s base salary on the first day of the performance period.

2013 Performance Reviews of Chief Executive Officer and Other Named Executive Officers

In December 2013, the Compensation Committee reviewed the performance of Mr. Fischer and the other Senior Executive Officers based upon certain pre-established performance categories approved by the Compensation Committee. The performance categories were determined by the Compensation Committee to be aligned with the Company’s compensation policies and philosophies. These performance categories were also reviewed by Mr. Fischer in connection with his recommendations to the Compensation Committee. These categories are as follows:

1.	Financial Performance Results

2.	Strategic Effectiveness and Innovation

3.	Business Management

4.	Talent Management

5.	Personal Effectiveness

As Chief Executive Officer, the Compensation Committee added “Board Relations” as an additional performance category for Mr. Fischer.

Mr. Fischer reviewed each Senior Executive Officer (other than himself) based on the above five categories using three criteria — exceeds expectations, meets expectations and needs improvement, as well as using other subjective assessments of performance, and reported his subjective determinations to the Compensation Committee. No single factor was given specific relative weight by Mr. Fischer or the Compensation Committee, but all of the factors were considered in the aggregate in their collective experience and reasoned business judgment. The Compensation Committee and Special Subcommittee considered the proposed adjustments, if any, to the base salary, Short Term Incentive Plan and Long Term Incentive Plan compensation and award opportunities for the Senior Executive Officers and determined they were at appropriate levels in light of the salaries and bonuses of other executive officers in equivalent roles in the Company’s peer group and market data provided by Towers Watson.

In the absence of a Chief Financial Officer at the end of fiscal year 2013, Mr. Fischer also reviewed Mr. Andre based on the above five categories using three criteria — exceeds expectations, meets expectations and needs improvement, as well as using other subjective assessments of performance. No single factor was given specific relative weight by Mr. Fischer, but all of the factors were considered in the aggregate in his experience and reasoned business judgment and Mr. Fischer determined that Mr. Andre’s base salary, Short Term Incentive Plan and Long Term Incentive Plan compensation and award opportunities were at appropriate levels.

In reviewing Mr. Fischer’s performance as Chief Executive Officer for the 2013 fiscal year, the Compensation Committee solicited written comments from all members of the Board of Directors based on the above six categories using the following criteria — exceeds expectations; meets expectations; and needs improvement. The Compensation Committee compiled the written comments. In evaluating the 2013 fiscal year performance of Mr. Fischer with respect to each of the categories of his compensation, the Compensation Committee specifically discussed and recognized the following factors of Mr. Fischer’s performance during the year:

•

His leadership in managing the Company through the challenges presented by poor regional economic conditions particularly in areas where the Company has its newer product lines; slow motion economic recovery in other parts of the world; vacancy in the CFO position; and minor financial restatements for prior periods;

•

His guidance in restructuring the Company’s senior executive assignments, rationalizing poor performing operations, optimizing high-performing operations, selectively investing in high potential capital expenditure projects and acquisitions;

•

His expertise in monitoring and managing the Company’s cash resources and liquidity and delivering financial results in line with budget (excluding special items), and leading the organization with quiet confidence, integrity, strategic direction, and a focus on delivery of stockholder value enhancement;

•

His foresight in directing the land management segment to enter into the North Alabama timberlands sale in FY 2013 which will lead to tax efficient investment in land more suited to the Company’s strategic plan for timberland; and

•	His continuous commitment to safety and the Company’s sustainability initiatives.

Compensation of the Chief Executive Officer and Other Named Executive Officers

As indicated above, in December 2013, the Compensation Committee and Special Subcommittee met to review the Company’s goals as they relate to the compensation of the Chief Executive Officer and the other Senior Executive Officers in order to establish and formalize the criteria to be used in determining their compensation for the next calendar year.

The Special Subcommittee considered the base salary, Short Term Incentive Plan and Long Term Incentive Plan compensation and award opportunities for Mr. Fischer for 2014. Mr. Fischer’s base salary was $950,000 during calendar year 2013. Upon consideration, the Special Subcommittee increased Mr. Fischer’s base salary to $1,010,000 for calendar year 2014, or approximately 6.3%, based on his performance and in light of the salary levels of other chief executive officers in the Company’s peer group and market data provided by the Compensation Committee’s compensation consultant. The Special Subcommittee then considered the Short Term Incentive Plan and Long Term Incentive Plan compensation and award opportunities for Mr. Fischer and determined they were at appropriate levels. For fiscal year 2014, Mr. Fischer’s target award potential under the Short Term Incentive Plan is 110% of his base salary and his target award potential under the Long Term Incentive Plan for the performance period ending in fiscal years 2014, 2015 and 2016 is 300%, 330% and 360% of his base salary, respectively. The applicability and effectiveness of the Long Term Incentive Plan award for the performance period ending in fiscal year 2016 is subject to the stockholders approval of Proposal No.2 contained in this Proxy Statement.

In its December 2013 meetings, the Special Subcommittee certified the extent to which the performance goals under the Short Term Incentive Plan had been achieved for the 2013 fiscal year. The Special Subcommittee certified a Corporate RONA calculation for fiscal year 2013 of 12.3%, which resulted in a 113% target payout with respect to Corporate RONA to Mr. Fischer, the other eligible Named Executive Officers, and all other participants in the Short Term Incentive Plan. Accordingly, Mr. Fischer was awarded a cash payment of $1,180,850 under the Short Term Incentive Plan for fiscal year 2013. The Special Subcommittee also certified an EMEA/APAC RONA calculation for fiscal year 2013 of 21.9%, which resulted in a 120% target payout with respect to EMEA/APAC RONA to Mr. Signorelli. See “Summary Compensation Table” for the amount of the award to the other Named Executive Officers under the Short Term Incentive Plan for fiscal year 2013.

In its December 2013 meetings, the Special Subcommittee also certified the extent to which the performance goals under the Long Term Incentive Plan had been achieved for the three-year performance period ended in fiscal year 2013. The Special Committee certified that performance targets of 0% for the “earnings per share” metric component and 128% for the “operating cash flow” metric component had been achieved under the Long Term Incentive Plan, which resulted in an aggregate 64% target payout to Mr. Fischer, the other eligible Named Executive Officers, and the other participants in the Long Term Incentive Plan. Accordingly, Mr. Fischer was awarded a cash payment of $635,999.96 and 10,768 restricted shares of the Company’s Class A stock under the Long Term Incentive Plan for fiscal year 2013. See “Summary Compensation Table” for the amount of the award to the other Named Executive Officers under the Long Term Incentive Plan for fiscal year 2013.

Executive Compensation Advisory Votes

At the 2011 annual meeting of the stockholders of the Company, the holders of Class B Common Stock approved the compensation, as disclosed in the Compensation Discussion and Analysis section and compensation tables, as well as the other narrative executive compensation disclosures, contained in the Company’s definitive Proxy Statement for its 2011 Annual Meeting of Stockholders, of the Company’s named executive officers identified therein. In addition, holders of the Class B Common Stock approved an advisory vote on the Company’s executive compensation to its named executive officers every three years until the next required vote on frequency of stockholder votes on executive compensation. In alignment with the shareholder vote, the Company’s Board of Directors has included Proposal No. 2 in this Proxy Statement, an advisory votes on the Company’s executive compensation to its Named Executive Officers in 2014. The Board of Directors will hold the next advisory vote on executive compensation in 2017, at which time it will also hold the next required vote on frequency of stockholder votes on executive compensation.

Summary Compensation Table

The following table sets forth the compensation for the fiscal years ended October 31, 2013, 2012 and 2011 for the Company’s principal executive officer, principal financial officer (and those individuals acting in a similar capacity) and three other most highly compensated executive officers (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and principal position(1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)(7)	Total ($)
David B. Fischer, President and Chief Executive Officer	2013 2012 2011	934,616 850,000 615,232	— — —	556,964 202,185 488,299	— — —	1,816,850 781,424 808,372	388,339 496,634 273,353	9,512 4,705 6,572	3,706,281 2,334,948 2,191,828

Gary R. Martz, Executive Vice President, General Counsel and Secretary	2013 2012 2011	502,577 479,933 469,774	— — —	219,594 94,193 255,296	— — —	593,142 302,605 418,220	46,008 343,048 332,077	9,512 8,830 6,645	1,370,833 1,228,609 1,482,012

Ivan Signorelli, Senior Vice President and Group President(8)	2013 2012 2011	536,204 479,994 471,098	— — —	171,711 97,674 109,438	— — —	547,143 302,880 367,163	353,886 611,008 373,855	137,573 121,541 127,475	1,746,517 1,613,097 1,449,029

Karen P. Lane, Senior Vice President, People Services and Talent Development	2013 2012 2011	346,385 — —	— — —	112,979 — —	— — —	474,705 — —	466,352 — —	12,411 — —	1,412,832 — —

Kenneth B. Andre, III, Vice President and Corporate Controller	2013 2012 2011	282,343 — —	250,000 — —	58,002 — —	— — —	194,367 — —	— — —	9,273 — —	793,985 — —

Robert M. McNutt, Former Chief Financial Officer	2013 2012 2011	346,400 474,881 388,654	— — 100,000	— 79,937 2,070,848	— — —	— 281,612 266,725	— 1,340 —	15,952 123,489 3,643	362,352 961,259 2,829,870

(1)	Mr. McNutt resigned from the Company on July 1, 2013. Mr. Andre, as Vice President and Corporate Controller, is the principal accounting officer of the Company. He is included in the Summary Compensation Table because, after Mr. McNutt’s resignation on July 1, 2013, he has been performing certain activities that were previously performed by the principal financial officer.

(2)	The amounts of base salary for fiscal years 2011, 2012 and 2013 reflect actual amounts paid to the respective Named Executive Officer for each fiscal year ended October 31. As discussed in “Elements of Compensation — Base Salary” above, the Company implements increases on a calendar year rather than a fiscal year basis.

(3)

Amounts represent the restricted share portion of Long Term Incentive Plan awards, as described below (see “— Incentive Compensation Plans”) and as discussed in the “Compensation Discussion and Analysis — Long Term Incentive Plan” above, based upon the dollar amount recognized for financial statement reporting purposes during fiscal years 2013, 2012, and 2011, respectively, computed in accordance with Accounting Standards Certification (“ASC”) 718. For a discussion of the relevant ASC 718 valuation assumptions, see Note 1 in the Consolidated Financial Statements included in item 8 of the 2013 Form 10-K. Mr. McNutt’s amount for fiscal year 2011 also includes the aggregate grant date fair value, computed in accordance with ASC 718, of 30,000 restricted shares of the Company’s Class A Common Stock awarded to him under the Company’s 2001 Management Equity Incentive and Compensation Plan as part of his compensation package. This amount was determined by multiplying the closing price of the Company’s Class A Common Shares on the grant date ($65.31) by the number of restricted shares granted. Of those shares, 7,500 vested on each of June 16, 2011, January 1, 2012 and January 1, 2013. The final installment of 7,500 shares scheduled to vest on January 1, 2014 was forfeited by Mr. McNutt upon his resignation on July 1, 2013.

(4)	Amounts represent the cash awards earned under the Company’s Short Term Incentive Plan and Long Term Incentive Plan. See “Elements of Compensation — Short Term Incentive Plan” and “—Long Term Incentive Plan.” The cash awards earned under the Short Term Incentive Plan and the Long Term Incentive Plan for fiscal years 2013, 2012 and 2011 are as follows:

	Short Term Incentive Plan Awards ($)	Long Term Incentive Plan Awards ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
David B. Fischer 2013 2012 2011	1,180,850 509,999 422,712	636,000 271,425 385,660	1,816,850 781,424 808,372

Gary R. Martz 2013 2012 2011	342,390 176,130 216,600	250,752 126,475 201,620	593,142 302,605 418,220

Ivan Signorelli 2013 2012 2011	347,092 171,741 257,725	200,051 131,139 109,438	547,143 302,880 367,163

Karen P. Lane 2013 2012 2011	216,593 — —	258,112 — —	474,705 — —

Kenneth B. Andre, III 2013 2012 2011	128,100 — —	66,267 — —	194,367 — —

Robert M. McNutt 2013 2012 2011	— 174,276 178,600	— 107,336 88,125	— 281,612 266,725

(5)	Amounts represent the change in the pension value for each Named Executive Officer, including amounts accruing under the Pension Plan, other company pension plans, the SERP and the DC SERP. None of the Named Executive Officers who participate in the nonqualified deferred compensation plan receive preferential or above market earnings.

(6)

For Named Executive Officers based in the United States, amounts represent the Company’s match of employee contributions to the 401(k) plan, premiums paid for life insurance and the value of the annual wellness physical paid by the Company to or on behalf of such Named Executive Officers and any pay credits and non-above market interest credits accrued with respect to the DC SERP on behalf of such Named Executive Officers during the fiscal years 2013, 2012 and 2011.

For information regarding DC SERP credits, see “Elements of Compensation — Retirement and Deferred Compensation Plans, Supplemental Executive Retirement Plans.”

	Company Match for 401(k) Plan ($)	Company paid Life Insurance Premiums ($)	Value of Wellness Physical Exams ($)	DC SERP Credit	Total All Other Compensation
David B. Fischer 2013 2012 2011	7,650 — 2,377	1,862 2,205 1,695	— 2,500 2,500	— — —	9,512 4,705 6,572

Gary R. Martz 2013 2012 2011	7,650 4,125 2,450	1,862 2,205 1,695	— 2,500 2,500	— — —	9,512 8,830 6,645

Karen P. Lane 2013 2012 2011	10,549 — —	1,862 — —	— — —	— — —	12,411

Kenneth B. Andre, III 2013 2012 2011	7,411 — —	1,862 — —	— — —	— — —	9,273 — —

Robert M. McNutt 2013 2012 2011	14,663 4,189 2,450	1,289 2,205 1,193	— — —	— 117,095 —	15,952 123,489 3,643

(7)	For Named Executive Officers based outside the United States, amounts represent perquisites such as the provision of a car as well as benefits provided in accordance with the Company’s expatriate plan such as a foreign service allowance and a housing allowance paid by the Company to or on behalf of such Named Executive Officers during the fiscal years 2013, 2012 and 2011.

	Foreign Service Allowance ($)	Housing Allowance ($)	Company Car ($)	Company paid Life Insurance Premiums ($)	Value of Wellness Physical Exams ($)	Total All Other Compensation
Ivan Signorelli
2013	53,635	65,296	15,236	3,404	—	137,573
2012	48,623	52,886	16,790	3,242	—	121,541
2011	46,925	54,750	22,383	3,417	—	127,475

(8)	Mr. Signorelli’s compensation is paid in Euros and has been converted to U.S. Dollars using exchange rates of 1.3616, 1.2966 and 1.3668 for 2013, 2012 and 2011, respectively.

Grants of Plan-based Awards

The following table summarizes grants of non-equity and stock-based compensation awards made during fiscal year 2013 to the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David B. Fischer:
Long term	12/08/2012	669,431	2,028,579	4,057,159	—	—	—	—	—	—	—
Short term	12/08/2012	522,500	1,045,000	1,567,500	—	—	—	—	—	—	—

Gary R. Martz:
Long term	12/08/2012	253,053	766,827	1,533,653	—	—	—	—	—	—	—
Short term	12/08/2012	151,500	303,000	454,500	—	—	—	—	—	—	—

Ivan Signorelli:
Long term	12/08/2012	203,581	616,912	1,233,823	—	—	—	—	—	—	—
Short term	12/08/2012	148,966	297,933	446,899	—	—	—	—	—	—	—

Karen P. Lane:
Long term	12/08/2012	130,974	396,890	793,780	—	—	—	—	—	—	—
Short term	12/08/2012	95,838	191,675	287,513	—	—	—	—	—	—	—

Kenneth B. Andre, III:
Long term	12/08/2012	66,569	201,724	403,447	—	—	—	—	—	—	—
Short term	12/08/2012	56,681	113,363	170,044	—	—	—	—	—	—	—

Robert M. McNutt:
Long term	12/08/2012	—	—	—	—	—	—	—	—	—	—
Short term	12/08/2012	—	—	—	—	—	—	—	—	—	—

(1)	In the 2013 fiscal year, each Named Executive Officer was selected to participate in the Long Term Incentive Plan for the performance period beginning November 1, 2012 and ending October 31, 2015. If the performance goals are achieved for that performance period, then awards will be made based on a percentage of such person’s average base salary (exclusive of any bonus and other benefits) during the three-year performance period. However, if such person’s average base salary during the three-year performance period exceeds by more than 130% the base salary of such person on the first day of the performance period, then such person’s average base salary for purposes of calculating the final award will be capped at 130% of such person’s base salary on the first day of the performance period. For the performance period, the threshold and maximum levels are 33% and 200%, respectively, of the target award. Estimated future payouts are based on the Named Executive Officer’s salary as of January 1, 2013, and are to be paid 50% in cash and 50% in restricted shares of the Company’s Class A and/or Class B Common Stock, as determined by the Special Subcommittee, with the number of restricted shares awarded being based on the average closing price of such restricted shares during the 90-day period preceding the day that the performance criteria for the performance period was established. See “Elements of Compensation — Long Term Incentive Plan.”

(2)

In the 2013 fiscal year, each Named Executive Officer was selected to participate in the Short Term Incentive Plan. Under the Short Term Incentive Plan, threshold, target and maximum levels of each individual Named Executive Officer’s award potential are established for each performance period, based on applicable RONA calculations. For Mr. Fischer the award potential was 110% of his base salary, for Messrs. McNutt and Martz the award potential was 60% of their respective base salaries (due to Mr. McNutt’s resignation on July 1, 2013, he was not eligible for an award), for Mr. Signorelli the award potential was 55% of his base salary, for Ms. Lane the award potential was 55% of her base salary and for Mr. Andre the award potential was 40% of his base salary. See “Elements of Compensation — Short Term Incentive Plan.” The actual payments made to each Named Executive Officer under the Short Term Incentive Plan for 2013 fiscal year is shown in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

Stock-based Compensation

Since 2006, the Company has not issued stock options or made stock awards to its executive officers or employees, other than as a component of the Long Term Incentive Plan or in certain circumstances, as a component of compensation packages offered to attract new key employees. Although it is the Compensation Committee’s current intention to use only the Long Term Incentive Plan for stock-based compensation to executive officers, stock option and stock awards could be granted by the Company’s Compensation Committee under the Company’s 2001 Management Equity Incentive and Compensation Plan (the “2001 Plan”). The 2001 Plan provides for the award of incentive and nonqualified stock options and restricted and performance shares of Class A Common Stock to key employees. The maximum number of shares that could be issued each year is determined by a formula that takes into consideration the total number of shares outstanding and is also subject to certain limits. In addition, the maximum number of shares that may be issued under the 2001 Plan during its term for incentive stock options is 5,000,000 shares. The shares of Class A Common Stock subject to the 2001 Plan have been registered under the Securities Act of 1933. No option may vest less than two years after the grant date and or be exercised greater than ten years after its grant date. In addition, no options granted under the 2001 Plan can be repriced by the Company or repurchased by the Company without stockholder approval. In general, options may not be transferred by the option holder, except that the Compensation Committee may, in its sole discretion, permit transfers by the option holder to his or her spouse, children, grandchildren and certain other relatives or a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons.

In fiscal year 2011, Mr. McNutt was awarded 30,000 restricted shares of the Company’s Class A common stock under the 2001 Plan as part of his compensation package. Of those shares, 7,500 vested on each of June 16, 2011, January 1, 2012 and January 1, 2013. The remainder of the awarded shares was forfeited upon Mr. McNutt’s resignation from the Company on July 1, 2013.

Equity Compensation Plan Information(1)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders(2)	78,645	$25.30		(4)
Equity Compensation Plans Not Approved by Security Holders(3)	—	—	—

Total	78,645	$25.30

(1)	Information as of October 31, 2013.

(2)	These plans include the 2001 Plan, under which shares of the Company’s Class A Common Stock may be issued, and the Long Term Incentive Plan, under which restricted shares of the Company’s Class A and Class B Common Stock may be issued, and the 2005 Outside Directors Equity Award Plan, under which shares of the Company’s Class A Common Stock may be issued. See “Elements of Compensation — Long Term Incentive Plan,” “Stock-based Compensation,” and “Director Compensation Arrangements” for a further description of these plans. This information also includes the Company’s incentive stock option plan, which was replaced by the 2001 Plan. Stock options are no longer issued under the incentive stock option plan.

(3)	The Company’s 1996 Directors’ Stock Option Plan and 2000 Nonstatutory Stock Option Plan are the only equity compensation plans that have not been approved by security holders. However, both of these plans have been replaced by other equity plans — the 1996 Directors’ Stock Option Plan by the 2005 Outside Directors Equity Award Plan, and the 2000 Nonstatutory Stock Option Plan by the 2001 Plan, and stock options are no longer issued under these plans (options have not been issued under the 1996 Directors’ Stock Option Plan since 2004 or under the 2000 Nonstatutory Stock Option Plan since 2000). Under these stock option plans, directors (in the case of the 1996 Directors’ Stock Option Plan) and employees (in the case of the 2000 Nonstatutory Stock Option Plan) received grants of nonstatutory options (i.e., options not intended to qualify for special tax treatment under the Internal Revenue Code) to purchase shares of the Company’s Class A Common Stock. Options were granted only at exercise prices that were equal to the market value of the Class A Common Stock on the date of grant. Options must be exercised within ten years after their grant date. The shares of Class A Common Stock subject to each of these stock option plans have been registered under the Securities Act of 1933.

(4)	The number of shares of Class A Common Stock remaining available for future issuance under the 2005 Outside Directors Equity Award Plan was 73,787 shares. The Long Term Incentive Plan does not contain a limit on, or a formula for calculating, the number of shares available for future issuance under that Plan. The 2001 Plan contains a formula for calculating the number of shares available for future issuance under that Plan. This formula provides that the maximum number of shares which may be issued each calendar year under the 2001 Plan is equal to the sum of (a) 5.0% of the total outstanding shares as of the last day of the Company’s immediately preceding fiscal year, plus (b) any shares related to awards under the 2001 Plan that, in whole or in part, expire or are unexercised, forfeited, or otherwise not issued to a participant or returned to the Company, plus (c) any unused portion of the shares available under (a), above, for the immediately preceding two fiscal years as a result of not being made subject to a grant or award in such preceding two fiscal years. The maximum number of shares that may be issued under the 2001 Plan with respect to incentive stock options is 5,000,000 (1,042,311 shares remain available for future issuance under this limitation).

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock-based compensation awards outstanding as of the end of the 2013 fiscal year for the Named Executive Officers. As discussed in “Stock-based Compensation” above, since 2006, the Company has not issued stock options or made stock awards to its executive officers or employees, including the Named Executive Officers, other than as a component of the Long Term Incentive Plan or in certain circumstances, as a component of compensation packages offered to attract new key employees. However, legacy plans remain in existence under which stock option awards have been granted in the past. All outstanding option awards held by the Named Executive Officers are fully vested.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of StockThat Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
David B. Fischer	—	—	—	—	—	—	—	—	—
Gary R. Martz	—	—	—	—	—	—	—	—	—
Ivan Signorelli	4,000	—	—	24.07	12/2/2014	—	—	—	—
Karen P. Lane	—	—	—	—	—	—	—	—	—
Kenneth B. Andre, III	—	—	—	—	—	—	—	—	—
Robert M. McNutt(1)	—	—	—	—	—	—	—	—	—

(1)	In fiscal year 2011, Mr. McNutt was awarded 30,000 restricted shares of the Company’s Class A Common Stock under the 2001 Plan as part of his compensation package. Of those shares, 7,500 vested on each of June 16, 2011, January 1, 2012 and January 1, 2013. The remainder of the awarded shares was forfeited upon Mr. McNutt’s resignation from the Company on July 1, 2013.

Option Exercises and Stock Vested

The following table summarizes stock-based compensation awards exercised or vested during fiscal year 2013 by the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David B. Fischer	—	—	—	—
Gary R. Martz	12,000	337,630	—	—
Ivan Signorelli	3,000	103,815	—	—
Karen P. Lane	—	—	—	—
Kenneth B. Andre, III	—	—	—	—
Robert M. McNutt(1)	—	—	7,500	333,750

(1)	In fiscal year 2011, Mr. McNutt was awarded 30,000 restricted shares of the Company’s Class A Common Stock under the 2001 Plan as part of his compensation package. Of those shares, 7,500 vested on January 1, 2013 with an aggregate fair value of $333,750 based upon the closing price of the Company’s Class A Common Stock on December 31, 2012 of $44.50. Mr. McNutt elected to be paid in a combination of cash ($112,273.50) and shares ($221,476.50) resulting in the issuance of 4,977 shares of the Company’s Class A Common Stock.

Pension Benefits

The table below sets forth the years of service and present value of the accumulated benefit for each of the eligible Named Executive Officers under the Pension Plan and other pension plans sponsored by subsidiaries of the Company, and the SERP as of October 31, 2013.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)(3)	Payments During Last Fiscal Year ($)
David B. Fischer	Pension Plan	9	158,099	—
	SERP	9	1,641,461	—
Gary R. Martz	Pension Plan	12	254,088	—
	SERP	12	1,139,255	—
Ivan Signorelli	Brazil Pension	15	411,467	—
	Netherlands Pension	8	1,482,399	—
	SERP	22	1,582,416	—
Karen P. Lane	Pension Plan	7	240,304	—
	SERP	10	900,358	—
Kenneth B. Andre, III	Pension Plan	25	234,377	—

(1)	Assumptions for calculations:

(A)	Age 65 commencement;

(B)	No decrements for death nor termination prior to age 65;

(C)	RP-2000 Mortality for the Pension Plan and the Prognosetafel 2010-2060 mortality table for the Netherlands Pension;

(D)	Discount rates for the Pension Plan of 4.75% and 4.00% as of October 31, 2013 and October 31, 2012, respectively; and discount rates for the Netherlands Pension of 3.50% and 3.25% as of October 31, 2013 and October 31, 2012, respectively.

(E)	Pension Plan benefits accrued to December 31, 2004 are payable as a lump sum and valued using a 0.25% lower discount rate and Revenue Ruling 2008-65 mortality.

(2)	See Note 13 in the Notes to Consolidated Financial Statements included in Item 8 of the 2013 Form 10-K for a discussion of the valuation method and material assumptions applied in quantifying the present value of the accumulated benefit.

(3)	Mr. Signorelli’s Netherlands Pension benefits were calculated in Euros and converted to U.S. Dollars using an exchange rate of 1.3785 and 1.2942 for 2013 and 2012, respectively. In addition, his Brazil Pension benefits were calculated in Brazilian Reais and converted to U.S. Dollars using an exchange rate of 0.456 and 0.491 for 2013 and 2012, respectively.

Non-Qualified Deferred Compensation

No compensation was deferred during the 2013 fiscal year by the Named Executive Officers under the nonqualified deferred compensation plan described above.

Potential Payments Upon Termination or Change in Control

The Company has no plans, agreements, contracts or other arrangements providing any Named Executive Officer with severance or change-in-control benefits.

Employment and Noncompetition Agreements

The Company does not have an employment agreement with any Named Executive Officer.

All the Named Executive Officers, as well as other participants in the Long Term Incentive Plan, have agreed to certain post-employment covenants prohibiting them from becoming involved in any enterprise which competes with any business engaged in by the Company or its subsidiaries. The term of these agreements is tied to each applicable three-year performance period under the Long Term Incentive Plan, commencing with the performance period beginning November 1, 2008.

Director Compensation Arrangements

During fiscal year 2013, outside directors of the Company received an annual retainer of $50,000 (other than the Chairman who receives an annual retainer of $125,000), plus $1,500 for each Board meeting, $1,500 for each Audit Committee and Compensation Committee meeting and $1,250 for all other committee meetings attended. The Audit Committee chairperson and the Compensation Committee chairperson received an additional retainer of $14,000 per year and all other committee chairpersons received an additional retainer of $7,000 per year. Outside directors may defer all or a portion of their fees pursuant to the Company’s Directors Deferred Compensation Plan. No director fees are paid to directors who are employees of the Company or any of its subsidiaries.

Under the terms of the 2005 Outside Directors Equity Award Plan, outside directors of the Company may receive options to purchase shares of the Company’s Class A Common Stock,

restricted shares of the Company’s Class A Common Stock and/or stock appreciation rights. The Compensation Committee is responsible for administering the 2005 Outside Directors Equity Award Plan. For fiscal year 2013, the Compensation Committee awarded each of the outside directors at the time of the 2013 annual meeting of stockholders (held on February 25, 2013) a number of restricted shares of Class A Common Stock under this Plan in an amount equal to $90,000 divided by the last reported sale price of a share of Class A Common Stock on the NYSE on February 22, 2013 (the last trading day immediately preceding the date of the 2013 annual meeting of stockholders). All of these shares of Class A Common Stock were fully vested on the award date, are not subject to any risk of forfeiture, are eligible to participate in the receipt of all dividends declared on the Company’s shares of Class A Common Stock and are subject to restrictions on transfer for three years or the director’s termination of Board membership. Outside directors may defer their receipt of all or a portion of these shares, generally until the termination of their Board membership, pursuant to the Directors Deferred Compensation Plan. If deferral is elected, the restricted shares are issued to the trustee of a rabbi trust established in connection with the Directors Deferred Compensation Plan.

Under the Company’s stock ownership guidelines (see the “Stock Ownership Guidelines” above for information on these guidelines generally), directors are required to own a minimum of five times the director’s annual retainer in shares of Company common stock after five years of service as a director. Restricted shares of Class A Common Stock which have been awarded to a director under the Company’s 2005 Outside Directors Equity Award Plan and the receipt of which has been deferred at the election of such director under the terms of the Directors Deferred Compensation Plan are counted as owned by the deferring director for purposes of these stock ownership guidelines. The Board of Directors evaluates whether exceptions should be made in the case of any director who, due to his or her unique financial circumstances, would incur a hardship by complying with these requirements.

The following table sets forth the compensation of the Company’s directors for the 2013 fiscal year.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David B. Fischer(3)	—	—	—	—	—	—	—
Michael J. Gasser	199,760	89,990	—	—	—	—	289,750
Vicki L. Avril(4)	79,010	89,990	—	—	—	—	169,000
Bruce A. Edwards	66,510	89,990	—	—	—	—	156,500
Mark A. Emkes	66,260	89,990	—	—	—	—	156,250
John F. Finn(5)	68,010	89,990	—	—	—	—	158,000
Daniel J. Gunsett	101,260	89,990	—	—	—	—	191,250
Judith Hook	79,760	89,990	—	—	—	—	169,750
John W. McNamara	68,010	89,990	—	—	—	—	158,000
Patrick J. Norton	83,510	89,990	—	—	—	—	173,500

(1)	Amounts include fees earned but the receipt of which have been deferred under the Directors Deferred Compensation Plan.

(2)	Amounts represent the dollar amount recognized for financial statement reporting purposes during fiscal year 2013 computed in accordance with ASC 718 and represents the cash value of the total number of restricted shares of Class A Common Stock awarded to such director during the 2013 fiscal year under the Company’s 2005 Outside Directors Equity Award Plan. Included in this column are restricted shares of Class A Common Stock that have been deferred by such director under the Directors Deferred Compensation Plan. For a discussion of the relevant ASC 718 valuation assumptions, see Note 1 in the Consolidated Financial Statements included in Item 8 of the 2013 Form 10-K.

The following table sets forth, as of October 31, 2013, the aggregate number of restricted shares of Class A Common Stock, which were awarded during the prior three years, and are held by each of the outside directors and the aggregate number of shares of Class A Common Stock subject to outstanding stock options awarded to each of the outside directors. No stock options have been awarded to any outside directors since 2005.

Name	Number of Shares of Class A Common Stock Subject to Outstanding Stock Options	Number of Restricted Shares of Class A Common Stock
Vicki L. Avril	4,000	4,921
Bruce A. Edwards	—	4,921
Mark A. Emkes	—	4,921
John F. Finn	—	4,921
Michael J. Gasser	45,845	1,759
Daniel J. Gunsett	4,000	4,921
Judith Hook	4,000	4,921
John W. McNamara	—	4,921
Patrick J. Norton	—	4,921

(3)	As an employee of the Company during the 2013 fiscal year, Mr. Fischer was not compensated for his services as a director. See “- Summary Compensation Table” for information on Mr. Fischer’s compensation as an executive officer.

(4)	Pursuant to the Directors Deferred Compensation Plan, Ms. Avril deferred receipt of $39,500 of her fees for fiscal year 2013.

(5)	Pursuant to the Directors Deferred Compensation Plan, Mr. Finn deferred receipt of $68,010 of his fees for fiscal year 2013.

AUDIT COMMITTEE

During the 2013 fiscal year, the Audit Committee members were Vicki L. Avril — chairperson, Bruce A. Edwards, John F. Finn and John W. McNamara.

The Audit Committee’s primary responsibilities include the following:

•	overseeing the integrity of the financial statements of the Company;

•	overseeing the Company’s compliance with legal and regulatory requirements;

•	overseeing the Company’s independent auditor’s qualifications and independence;

•	monitoring and evaluating the Company’s independent auditors and internal audit function; and

•	reviewing management’s performance related to the assessment and management of risk. (See “Board’s Role in Risk Management Oversight” for the Audit Committee’s role in risk management.)

The Board has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at www.greif.com under “Investor Center — Corporate Governance.” All of the members of the Audit Committee meet the categorical standards of independence adopted by the Board and are independent directors as defined in the NYSE listing standards and the applicable regulations of the Securities and Exchange Commission. See “Corporate Governance-Director Independence.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for monitoring and reviewing the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. In fulfilling its responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the 2013 Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Throughout the year, the Audit Committee also monitored the results of the testing of internal control over financial reporting pursuant to §404 of the Sarbanes-Oxley Act of 2002, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal control over financial reporting, and reviewed a report from Ernst & Young LLP regarding the effectiveness of internal control over financial reporting.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). In addition, the Audit Committee received written disclosures regarding the independent auditors’ independence from management and the Company, and received a letter confirming that fact from the independent auditors, which included applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, with and without management present, and separately with management, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

As discussed above, the Audit Committee is responsible for monitoring and reviewing the Company’s financial reporting process. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements. The Audit Committee’s review does not provide its members with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the PCAOB, or that the Company’s independent accountants are in fact “independent.”

The Audit Committee receives regular reports from the Company’s General Counsel with respect to matters coming within the scope of the Company’s Code of Business Conduct and Ethics. The Chief

Executive Officer and the principal financial officers have each agreed to be bound by the Code of Business Conduct and Ethics and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers. The Company has also implemented and applied the Code of Business Conduct and Ethics throughout the Company. It also has in place procedures for the receipt of complaints concerning the Company’s accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing practices.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the 2013 Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the 2014 fiscal year.

Submitted by the Audit Committee of the Board of Directors.

Vicki L. Avril, Committee Chairperson

Bruce A. Edwards

John F. Finn

John W. McNamara

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent auditors in order to assure that such services do not impair the auditors’ independence from the Company. The Securities and Exchange Commission has issued rules specifying the types of services that independent auditors may not provide to their audit client, as well as the audit committee’s administration of the engagement of the independent auditors. Accordingly, the Audit Committee has adopted a Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions under which services proposed to be performed by the independent auditors must be pre-approved.

Pursuant to the Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain pre-determined cost levels. If not pre-approved on a periodic basis, proposed services must otherwise be separately pre-approved prior to being performed by the independent auditors. In addition, any proposed services that were pre-approved on a periodic basis but later exceed the pre-determined cost level would require separate pre-approval of the incremental amounts by the Audit Committee.

The Audit Committee has delegated pre-approval authority to the Chairperson of the Audit Committee for proposed services to be performed by the independent auditors for up to $100,000. Pursuant to such Policy, in the event the Chairperson pre-approves services, the Chairperson is required to report decisions to the full Audit Committee at its next regularly-scheduled meeting.

INDEPENDENT AUDITOR FEE INFORMATION

Ernst & Young LLP served as the independent auditors of the Company for the fiscal year ended October 31, 2013. It is currently expected that a representative of Ernst & Young LLP will be present at the 2014 Annual Meeting of Stockholders, will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions from stockholders. The Company’s Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for its fiscal year 2014.

All services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “Audit Committee Pre-Approval Policy.” Aggregate fees billed to the Company for each of the last two fiscal years by Ernst & Young LLP were as follows:

Audit Fees

Fees for audit services for the 2013 and 2012 fiscal years were $4,900,000 and $4,451,000, respectively. These amounts include fees for professional services rendered by Ernst & Young LLP associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q and the audit effectiveness of the Company’s internal control over financial reporting, Securities and Exchange Commission registration statements and filings, and certain statutory audits required internationally.

Audit-Related Fees

Fees for audit-related services rendered by Ernst & Young LLP for the 2013 and 2012 fiscal years were $80,000 and $140,000, respectively. Audit-related services principally relate to accounting consultations and audits of employee benefit plans in fiscal years 2013 and 2012.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, rendered by Ernst & Young LLP for the 2013 and 2012 fiscal years were $163,000 and $298,000, respectively. Fees for tax services for the 2013 fiscal year included fees for services in connection with tax planning for certain U.S. and non-U.S. legal entities and tax compliance for certain non-U.S. legal entities.

All Other Fees

The Company incurred no additional fees for other products and services in the 2013 and 2012 fiscal years.

None of the services described under the headings “— Audit-Related Fees,” “— Tax Fees,” or “— All Other Fees” above were approved by the Audit Committee pursuant to the waiver procedure set forth in 17 CFR 210.2-01 (c)(7)(i)(C).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During fiscal year 2013, the Company retained the law firm of Baker & Hostetler LLP to perform certain legal services on its behalf. Daniel J. Gunsett, a partner in that firm, is a director of the Company and a member of the Compensation, Executive, Nominating and Corporate Governance and Stock Repurchase Committees. The Company anticipates retaining Baker & Hostetler LLP in the 2014 fiscal year. The Board has affirmatively determined that Mr. Gunsett meets the categorical standards of independence adopted by the Board and is an independent director as defined in the NYSE listing standards. See “Corporate Governance-Director Independence.”

The Company has a written policy for the approval of a transaction between the Company and one of its directors, executive officers, greater than 5% Class B stockholders, an entity owned or controlled by such persons, or an immediate family member of such persons, which is generally referred to as a related party transaction. This policy provides that the Audit Committee must review, evaluate and approve or disapprove all related party transactions involving an amount equal to or greater than $5,000. This policy also requires that all related party transactions be disclosed in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. In addition, the Nominating Committee, which advises the Board of Directors on corporate governance matters, independently reviews and assesses corporate governance issues related to contemplated related party transactions.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2015 annual meeting of stockholders (scheduled for February 23, 2015) must be received by the Company for inclusion in the Proxy Statement and form of proxy on or prior to 120 days in advance of the first anniversary of the date of this Proxy Statement. If a stockholder intends to present a proposal at the 2015 annual meeting of stockholders, but does not seek to include such proposal in the Company’s Proxy Statement and form of proxy, such proposal must be received by the Company on or prior to 45 days in advance of the first anniversary of the date of this Proxy Statement or the persons named in the form of proxy for the 2015 annual meeting of stockholders will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in the Company’s Proxy Statement or form of proxy. Furthermore, stockholders must follow the procedures set forth in Article I, Section 8, of the Company’s Second Amended and Restated By-Laws in order to present proposals at the 2015 annual meeting of stockholders.

OTHER MATTERS

The proxy card enclosed with this Proxy Statement is solicited from Class B stockholders by and on behalf of the Board of Directors of the Company. A person giving the proxy has the power to revoke it.

The expense for soliciting proxies for this Annual Meeting of Stockholders is to be paid by the Company. Solicitations of proxies also may be made by personal calls upon or telephone or telegraphic communications with stockholders, or their representatives, by not more than five officers or regular employees of the Company who will receive no compensation for doing so other than their regular salaries.

Management knows of no matters to be presented at the Annual Meeting of Stockholders other than the above proposals. However, if any other matters properly come before the Annual Meeting of Stockholders, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

Gary R. Martz

Secretary

January 9, 2014

EXHIBIT A

GREIF, INC.

AMENDED AND RESTATED

LONG-TERM INCENTIVE PLAN

[Proposed changes are shown as ~~strikethrough~~ for deletions, bold for insertions and have been underlined for reference purposes.]

Article 1. Establishment and Purpose

1.1. Establishment of Plan. The Greif, Inc. Amended and Restated Long-Term Incentive Plan (the “Plan”) amends, restates and continues the previously established Greif Bros. Corporation Long-Term Incentive Plan, as amended (the “Prior Plan”). The Prior Plan became effective as of May 1, 2001. No Performance Period under this Plan shall end after October 31, ~~2015~~2020, and this Plan shall remain in effect until the payment of any Final Award in connection therewith; provided, however, that this Plan may be terminated by the Board or the Committee.

The Plan shall become effective as of January 1, 2006, subject to approval of the Plan by holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of stockholders duly held in accordance with the laws of the State of Delaware within 12 months following adoption of the Plan by the Board. If the Plan is not approved by stockholders, as described in the preceding sentence, within 12 months following its adoption by the Board, then the Prior Plan shall continue in full force and effect without change thereto.

1.2. Purpose. The primary purposes of the Plan are to:

(a) Retain, motivate and attract top caliber executives;

(b) Focus management on key measures that drive superior performance and thus, creation of value for the Company;

(c) Provide compensation opportunities that are externally competitive and internally consistent with the Company’s total compensation strategies; and

(d) Provide award opportunities that are comparable in both character and magnitude to those provided through stock-based plans.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the term is capitalized:

2.1. “Adopted Child” or “Adopted Children” means one or more persons adopted by court proceedings, the finality of which is not being contested at the time of the Participant’s death.

2.2. “Award Opportunity” means the various levels of incentive compensation, payable in cash and/or Shares, which a Participant may earn under the Plan, as established by the Committee pursuant to Article 4 herein.

2.3 “Base Salary” shall have the meaning set forth in Section 4.4

2.4. “Board” or “Board of Directors” means the Board of Directors of the Company.

2.5. “Child” or “Children” means a Participant’s natural and Adopted Children living or deceased on the date of the Participant’s death. A Child who was conceived but not yet born on the date of the Participant’s death shall be regarded for purposes of the Plan as though such Child were living on that date, but only if such Child survives birth.

2.6. “Code” means the Internal Revenue Code of 1986, as amended.

2.7. “Committee” means the Special Subcommittee on Incentive Compensation, comprised of two (2) or more individuals appointed by the Board to administer the Plan, in accordance with Article 8.

2.8. “Company” means Greif, Inc., formerly known as Greif Bros. Corporation, or any successor thereto.

2.9. “Covered Employee” means any Participant who is, or who is determined by the Committee to be likely to become, a “covered employee” within the meaning of Code 162(m).

2.10. “Descendants” mean legitimate descendants of whatever degree, including descendants both by blood and Adopted Children.

2.11. “Disability” shall have the meaning ascribed to such term in the long term disability plan maintained by the Participant’s employer at the time that the determination regarding Disability is made hereunder.

2.12. “Effective Date” means May 1, 2001, as to the Prior Plan and January 1, 2006, as to this Amended and Restated Plan.

2.13. “Employee” means any employee of the Company. Directors who are not employed by the Company shall not be considered Employees under the Plan.

2.14. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.15. “Final Award” means the actual incentive compensation earned during a Performance Period by a Participant, as determined by the Committee following the end of the Performance Period.

2.16. “Final Award Document” means the document given by the Company to a Participant setting forth the terms and provisions applicable to such Participant’s Final Award, determined in accordance with Articles 4 and 5.

2.17. “Participant” means an Employee who meets the eligibility requirements of Article 3 with respect to one or more Performance Periods.

2.18. “Performance Criteria” shall have the meaning set forth in Article 4.

2.19. “Performance Period” means the consecutive and overlapping three-year cycles beginning on each November 1st during the term of the Plan.

2.20. “Period of Restriction” means the period during which the transfer of Restricted Shares is limited based on the passage of time, as determined by the Committee in its sole discretion.

2.21. “Plan” means this Greif, Inc. Amended and Restated Long-Term Incentive Plan, as hereafter amended from time to time.

2.22. “Restricted Shares” means the portion of a Final Award granted to a Participant in accordance with Article 4, which is payable in Shares in accordance with Article 5.

2.23. “Rule 16b-3” means Rule 16b-3 adopted by the Securities and Exchange Commission under the Exchange Act.

2.24. “Share” means a share of the Company’s no par value Class A and/or Class B common stock.

2.25. “Target Incentive Award” means the incentive compensation amount, or formula to determine such amount, to be paid to Participants when the Performance Criteria designated as the “100% Award Level” are met, as established by the Committee for a Performance Period.

Article 3. Eligibility and Participation

3.1. Eligibility. All Employees who are designated by the Committee to be key Employees shall be eligible to receive an Award Opportunity under the Plan. In general, an Employee may be designated as a key Employee if such Employee is responsible for or contributes to the management, growth, and/or profitability of the business of the Company in a material way.

3.2. Participation. Participation in the Plan shall be determined annually or for each Performance Period by the Committee based upon the criteria set forth in Section 3.1 herein. Employees who are chosen to participate in the Plan for any given Performance Period shall be so notified in writing, and shall be apprised of the Performance Criteria and related Award Opportunities determined for them for the relevant Performance Period, as soon as is practicable after such Award Opportunities are established.

3.3. Partial Performance Period Participation. An Employee who becomes eligible after the beginning of a Performance Period may participate in the Plan for that Performance Period. Such situations may include, but are not limited to (a) new hires; or (b) when an Employee is promoted from a position which did not previously meet the eligibility criteria. The Committee, in its sole discretion, retains the right to prohibit or allow participation in the initial Performance Period of eligibility for any of the aforementioned Employees.

3.4. No Right to Participate. No Participant or other Employee shall at any time have a right to be selected for participation in the Plan for any Performance Period, whether or not he or she previously participated in the Plan.

Article 4. Award Determination

4.1. Performance Criteria. Prior to the beginning of each Performance Period, or as soon as practicable thereafter (but in no event later than 90 days following the first day of the Performance Period), the Committee shall select and establish performance goals for that Performance Period, which, if met, will entitle Participants to the payment of the Award Opportunities. Such performance goals shall be established without regard to length of service with the Company, and shall be based on targeted levels of increase in (a) earnings per share, and (b) free cash flow, as hereinafter defined, or (c) such other measures of performance success as the Committee may determine. For purposes of the Plan, “free cash flow” means the Company’s net cash provided by operating activities for the Performance Period, subject to such adjustments that the Committee determines are necessary or proper to reflect accurately the free cash flow of the Company.

For each Performance Period, the Committee may, in its discretion, establish a range of performance goals which correspond to, and will entitle Participants to receive, various levels of Award Opportunities based on percentage multiples of the Target Incentive Award. Each performance goal range shall include a level of performance designated as the “100% Award Level” at which the Target Incentive Award shall be earned. In addition, each range may include levels of performance above and below the one hundred percent (100%) performance level, ranging from a minimum of 0% to a maximum of 200% of the Target Incentive Award.

After the performance goals are established, the Committee will align the achievement of the performance goals with the Award Opportunities (as described in Section 4.2 herein), such that the level of achievement of the pre-established performance goals at the end of the Performance Period will determine the Final Awards.

4.2. Award Opportunities. As soon as practicable after establishing Performance Criteria in accordance with Section 4.1 above, but in no event later than 90 days following the first day of each Performance Period, the Committee shall establish, in writing, Award Opportunities, which correspond to various levels of achievement of the pre-established Performance Criteria. The established Award Opportunities shall vary in relation to the job classification of each Participant. In the event a Participant changes job levels during a Performance Period, the Participant’s Award Opportunity may, subject to Section 4.3 below, be adjusted to reflect the amount of time at each job level during the Performance Period.

4.3. Adjustment of Performance Criteria. Once established, the Performance Criteria normally shall not be changed during the Performance Period. However, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, or that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria unsuitable, then the Committee may approve appropriate adjustments to the Performance Criteria (either up or down) during the Performance Period as such criteria apply to the Award Opportunities of specified Participants; provided, however, that no modification shall be made in the case of any award to a Participant who is, or is determined by the Committee to be likely to become, a Covered Employee if the effect would be to cause the award to fail to qualify for the performance-based exception to Code Section 162(m). In addition, at the time the award subject to Performance Criteria is made and Performance Criteria are established, the Committee is authorized to determine the manner in which the Performance Criteria will be calculated or measured to take into account certain factors over which Participants have no or limited control, including market related changes in inventory value, changes in industry margins, changes in accounting principles, and extraordinary charges to income.

4.4. Final Award Determinations. Subject to the provisions of Section 6.3, at the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Criteria were met during the Performance Period. Thereafter, the Committee shall determine and compile Final Awards for each Participant. Final Award amounts shall be described in the Final Award Documents, and may vary above or below the Target Incentive Award based on the level of achievement of the pre-established corporate, divisional, and/or individual performance goals, provided, however, that the range of such variance shall be between 0% and 200% of the Target Incentive Award in accordance with the pre-established performance goal ranges.

The Target Incentive Award for each Participant will be a percentage of that Participant’s average base salary (exclusive of any bonus and other benefits) (the “Base Salary”) during the Performance Period; provided, however, that in the event that a Covered Employee’s average Base Salary during the Performance Period exceeds by more than 130% the Base Salary of that Covered Employee on the first day of the Performance Period, such Covered Employee’s average Base Salary for purposes of calculating the Final Award shall be capped at 130% of such Covered Employee’s Base Salary on the first day of the Performance Period. In addition, in no event shall the Final Award paid to any Employee under the Plan for any Performance Period exceed $6,000,000.

4.5. Threshold Levels of Performance. The Committee may establish minimum levels of performance goal achievement under the Performance Criteria, below which no payouts of Final Awards shall be made to any Participant.

4.6. Performance Criteria Applicable to Covered Employees. Notwithstanding any other provision herein to the contrary, the Performance Criteria applicable to any Participant who is, or who is determined by the Committee to be likely to become, a Covered Employee shall be limited to growth, improvement or attainment of certain levels of:

(a) return on capital, equity, or operating costs;

(b) economic value added;

(c) margins;

(d) total stockholder return on market value;

(e) operating profit or net income;

(f) cash flow, earnings before interest and taxes, earnings before interest, taxes and depreciation, or earnings before interest, taxes, depreciation and amortization;

(g) sales, throughput, or product volumes; and/or

(h) costs or expenses.

Such Performance Criteria may be expressed either on an absolute basis or relative to other companies selected by the Committee. This Section 4.6 is intended to ensure compliance with the exception from Code Section 162(m) for qualified performance-based compensation, and shall be construed, applied and administered accordingly.

Article 5. Payment of Final Awards

5.1. Form and Timing of Payment.

(a) Generally. Each Participant’s Final Award shall be paid in a combination of cash, in one lump sum, and Restricted Shares, as determined by the Committee no later than the time the relevant Performance Criteria and Award Opportunities were established, no sooner than 75 days after the end of each Performance Period and no later than the 15th day of the third month after the end of the taxable year of the Participant in which the Final Award was earned. The number of Restricted Shares awarded shall be based on the average closing price of such Restricted Shares during the ninety (90) day period preceding the last trading day that precedes the day that the Performance Criteria for the applicable Performance Period were established, rounded down to the next nearest whole share. The Committee, in its sole discretion, shall determine whether an award of Restricted Shares shall be Class A, Class B, or a combination of Class A and Class B Shares.

(b) Transfer of Restricted Shares. A Participant may not sell, transfer, pledge, assign, or otherwise alienate or hypothecate Restricted Shares granted hereunder until the end of the applicable Period of Restriction, as set forth in the Participant’s Final Award Document. All rights with respect to Restricted Shares granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant. The Company shall retain the certificates representing Restricted Shares in the Company’s possession until such time as the applicable Periods of Restriction have expired. Restricted Shares awarded under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction, subject to any applicable securities laws.

5.2. Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive cash or Restricted Shares under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

Article 6. Termination of Employment

6.1. Termination of Employment Due to Death, Disability, or Retirement. In the event a Participant’s employment is terminated by reason of death, Disability, or “retirement” (as determined by the Committee), the Final Award determined in accordance with Section 4.4 herein shall be reduced to reflect participation prior to termination only. The reduced award shall be determined by multiplying said Final Award by a fraction, the numerator of which is the number of days of employment in the Performance Period through the date of employment termination, and the denominator of which is the number of days in the Performance Period. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines the definition of Disability to have been satisfied. The Final Award thus determined shall be paid as soon as practicable and reasonable following the end of the Performance Period in which employment termination occurs, but in no event shall such amount be paid sooner than 75 days after the end of such Performance Period nor later than the 15th day of the third month after the end of the taxable year of the Participant in which the Final Award was earned.

6.2. Beneficiary Designations.

(a) General. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before such Participant receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime.

(b) Invalidity of Powers of Attorney. The Plan shall not recognize beneficiary designations made on a Participant’s behalf by the Participant’s attorney in fact, or by any person acting under a power of attorney or any instrument by which the Participant has appointed another person as his or her agent, thereby conferring upon him or her the authority to perform certain specified acts on the Participant’s behalf.

(c) Failure of Beneficiary Designation. In the absence of a beneficiary designation made by the Participant in accordance with Section 6.2(a), or if the beneficiary named by a Participant predeceases him or her, then the Committee shall pay any benefits remaining unpaid at the Participant’s death to the Participant’s surviving spouse. If the Participant has no surviving spouse at his or her date of death, then the Committee shall pay the remaining benefit hereunder to the Participant’s Children per capita and to any deceased Child’s Descendants per stirpes. If no spouse, Children or Descendants survive the Participant, then the Committee shall pay any remaining benefits hereunder to the Participant’s estate.

6.3. Termination of Employment for Other Reasons. In the event a Participant’s employment is terminated before the date payment of the Final Award is made for any reason other than death, Disability, or “retirement” as described in Section 6.1, all of the Participant’s rights to any unpaid Final Award shall be forfeited.

Article 7. Rights of Participants

7.1. Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

7.2. Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

7.3. Stockholder Rights. No Participant shall be deemed for any purpose to be or to have the rights and privileges of the owner of any Restricted Shares to be awarded under the Plan until such Participant shall have become the holder thereof. Notwithstanding the foregoing sentence, a Participant who has received a Final Award shall have the following rights during the Period of Restriction:

(a) Voting Rights. Such Participants may exercise full voting rights with respect to Restricted Shares.

(b) Dividends and Other Distributions. Such Participants shall receive regular cash dividends paid by the Company with respect to the underlying Shares while they are so held.

7.4. Foreign Participants. Subject to the provisions of Section 4.3, the Committee may, in order to fulfill the Plan purposes and without amending the Plan, modify Award Opportunities granted to Participants who are foreign nationals or employed outside the United States to the extent necessary to recognize differences in local law, tax policy or custom.

Article 8. Administration

8.1. The Committee. The Committee, as defined in Section 2.6, shall administer the Plan. The members of the Committee shall be appointed by, and shall serve at the discretion of, the Board. All Committee members shall be members of the Board, and must be “non-employee directors,” as such term is described in Rule 16b-3, if and as such Rule is in effect, and “outside directors” within the meaning of Code Section 162(m). Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. The Board shall fill vacancies in the Committee.

8.2. Authority of the Committee.

(a) General. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees who shall participate in the Plan; determine the size and types of Award Opportunities and Final Awards; determine the terms and conditions of Award Opportunities in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 4 herein) amend the terms and conditions of any outstanding Award Opportunity to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations, which may be necessary or advisable for the administration of the Plan. As permitted by law, the Board, the Compensation Committee of the Board, and the Committee may employ attorneys, consultants, accountants, appraisers and other persons, and may delegate as appropriate its authorities as identified hereunder. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or evaluations of any such persons.

(b) Facility of Payment. If the Committee deems any person entitled to receive any amount under the provisions of the Plan to be incapable of receiving or disbursing the same by reason of minority, illness or infirmity, mental incompetency, or incapacity of any kind, the Committee may, in its sole discretion, take any one or more of the following actions:

(i) apply such amount directly for the comfort, support and maintenance of such person;

(ii) reimburse any person for any such support theretofore supplied to the person entitled to receive any such payment;

(iii) pay such amount to any person selected by the Committee to disburse it for such comfort, support and maintenance, including without limitation, any relative who has undertaken, wholly or partially, the expense of such person’s comfort, care and maintenance, or any institution in whose care or custody the person entitled to the amount may be; or

(iv) with respect to any amount due to a minor, deposit such amount to his or her credit in any savings or commercial bank of the Committee’s choice, direct that such distribution be paid to the legal guardian, or if none, to a parent of such person or a responsible adult with whom the minor maintains his or her residence, or to the custodian for such person under the Uniform Gift to Minors Act or Gift to Minors Act, if such payment is permitted by the laws of the state in which the minor resides.

Payment pursuant to this Section 8.2(b) shall fully discharge the Company, the Board, the Compensation Committee of the Board, the Committee, and the Plan from further liability on account thereof.

8.3. Majority Rule. The Committee shall act by a majority of its members.

8.4. Decisions Binding. All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.

8.5. Indemnification. Each person who is or shall have been a member of the Committee, the Compensation Committee of the Board, or the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act under the Plan, and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 9. Amendments

The Board or the Committee, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that:

(a) no such modification, amendment, suspension, or termination may, without the consent of a Participant materially reduce the right of a Participant to a payment or distribution hereunder to which he or she has already become entitled, as determined under Sections 4.4 and 6.3; and

(b) no amendment shall be effective unless approved by the affirmative vote of a majority of the votes eligible to be cast at a meeting of stockholders of the Company held within twelve (12) months of the date of adoption of such amendment and prior to payment of any compensation pursuant to such amendment, where such amendment will make any change which may require stockholder approval under the rules of any exchange on which Shares are traded, or in order for awards granted under the Plan to qualify for an exception from Code Section 162(m). No Award Opportunity may be granted during any period of suspension of the Plan or after termination of the Plan, and in no event may any Award Opportunities be granted for any Performance Period ending after October 31, ~~2015~~2020.

Article 10. Miscellaneous

10.1. Regulations and Other Approvals; Governing Law.

(a) The obligation of the Company to deliver Shares with respect to any Final Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(b) The portion of each Final Award payable in Restricted Shares is subject to the requirement that, if at any time the Committee determines, in its sole discretion, that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of Restricted Shares, no such Shares will be issued unless such consent or approval has been effected or obtained free of any conditions and as acceptable to the Committee.

(c) In the event that the disposition of Restricted Shares acquired under the Plan is not covered by a then current registration statement under the Exchange Act and is not otherwise exempt from registration, such Shares shall be restricted against transfer to the extent required by the Exchange Act or regulations thereunder, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such individual are acquired for investment only and not with a view to distribution. The certificate for any Shares acquired pursuant to the Plan shall include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

10.2. Choice of Law. The Plan and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflicts of law.

10.3. Withholding Taxes. The Company shall have the right to deduct from all cash payments under the Plan any federal, state, or local taxes required by law to be withheld with respect to any Final Award.

10.4. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

10.5. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.6. Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.

10.7. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

10.8. Titles; Construction. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, when the context so indicates. Any reference to a section (other than to a section of the Plan) shall also include a successor to such section.

GREIF, INC. 425 WINTER ROAD DELAWARE, OH 43015-8903

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Greif, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M64690-P45268 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

GREIF, INc. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote number(s) of the nominee(s) on the line below.

FOR the following:

Item I. THE ELECTION OF ALL DIRECTOR NOMINEES LISTED BELOW

(Except as marked to the contrary to the right)

01) Vicki L. Aril 06) Michael J. Gasser 02) Bruce A. Edwards 07) Daniel J. Gusset 03) Mark A. Ekes 08) Judith D. Hook 04) John F. Finn 09) John W. McNamara 05) David B. Fischer 10) Patrick J. Norton

For Against Abstain

Item II. PROPOSAL TO AMEND A MATERIAL TERM OF THE AMENDED AND RESTATED LONG TERM INCENTIVE COMPENSATION PLAN AND TO!! ! REAFFIRM THE LONG TERM INCENTIVE COMPENSATION PLAN

For Against Abstain

Item III. ADVISORY VOTE – RESOLUTION TO APPROVE THE COMPENSATION, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND COMPENSATION TABLES, AS WELL AS THE OTHER NARRATIVE EXECUTIVE COMPENSATION DISCLOSURES, CONTAINED IN

THE DEFINITIVE PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS, OF THE NAMED EXECUTIVE OFFICERS IDENTIFIED!! ! IN SUCH PROXY STATEMENT

NOTE: In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Please date and sign this proxy exactly as your name appears here on; joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

GREIF, INC.

Electronic Delivery of Proxy Materials

ELECTRONIC MAILINGS WILL LOWER THE COMPANY’S COSTS AND SHOULD BE MORE CONVENIENT FOR YOU.

Greif is pleased to offer our Registered Stockholders the convenience of viewing Proxy Statements, Annual Reports to Stockholders and related materials on-line. With your consent, we can stop sending paper copies of these documents beginning next year and until you notify us otherwise.

To participate, please follow the directions on the right. You will receive notification by e-mail when the materials are available for review.

It’s Easy - Please Follow These 5 Steps:

1 Log onto the Internet at www.greif.com

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Investor Relations/Proxy E-Delivery

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on February 24, 2014.

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M64691-P45268

GREIF, INC. CLASS B PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS CALLED FOR FEBRUARY 24, 2014

The undersigned, being the record holder of Class B Common Stock and having received the Notice of Annual Meeting of Stockholders and the Proxy Statement related thereto dated January 9, 2014, hereby appoints Michael J. Gasser, David B. Fischer, Vicki L. Avril, Bruce A. Edwards, Mark A. Emkes, John F. Finn, Daniel J. Gunsett, Judith D. Hook, John W. McNamara and Patrick J. Norton, and each or any of them as proxies, with full power of substitution, to represent the undersigned and to vote all shares of Class B Common Stock of Greif, Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 425 Winter Road, Delaware, Ohio 43015, at 10:00 A.M., Eastern Time, on February 24, 2014, and at any adjournment thereof, as indicated on the reverse side.

The Shares represented by this proxy will be voted upon the proposal listed on the reverse side in accordance with the instructions given by the undersigned, but if this proxy is signed and returned and no instructions are given, this proxy will be voted to elect all of the nominees for directors as set forth in Item I on the reverse side, and in the discretion of the proxies on any other matter which properly comes before the Annual Meeting of Stockholders.

continued and to be signed on reverse side